    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 2004


                                                     REGISTRATION NO. 333-113768
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              -------------------

                            AMERICAN EXPRESS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

                   NEW YORK                                      13-4922250
(STATE OR OTHER JURISDICTION OF INCORPORATION       (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                    WORLD FINANCIAL CENTER, 200 VESEY STREET
                            NEW YORK, NEW YORK 10285
                                 (212) 640-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                             LOUISE M. PARENT, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                200 VESEY STREET
                            NEW YORK, NEW YORK 10285
                                 (212) 640-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              -------------------

                               COPIES OF ALL COMMUNICATION TO:
            DAVID S. CARROLL, ESQ.                       LESLIE N. SILVERMAN, ESQ.
                GROUP COUNSEL                               CRAIG B. BROD, ESQ.
           AMERICAN EXPRESS COMPANY                  CLEARY, GOTTLIEB, STEEN & HAMILTON
               200 VESEY STREET                              ONE LIBERTY PLAZA
           NEW YORK, NEW YORK 10285                       NEW YORK, NEW YORK 10006
                (212) 640-2000                                 (212) 255-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


________________________________________________________________________________

EXPLANATORY NOTE


    The Registrant is filing this Post-Effective Amendment No. 3 to the Registration Statement to update the Selling Securityholders table beginning on page 35 of the prospectus contained in this Registration Statement to reflect information that it has received from securityholders subsequent to September 9, 2004.

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE OR BE AMENDED. WE MAY NOT COMPLETE THIS OFFER AND ISSUE THESE SECURITIES UNTIL THE POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO WHICH THIS PROSPECTUS RELATES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 2004



PROSPECTUS

[AMERICAN EXPRESS LOGO]
                                 $2,000,000,000
                            AMERICAN EXPRESS COMPANY
                  1.85% CONVERTIBLE SENIOR DEBENTURES DUE 2033
                                      AND
            COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

                           -------------------

   American Express Company issued the debentures in a private placement on November 21, 2003. Selling securityholders may use this prospectus to resell their debentures and the shares of our common stock issuable upon conversion of the debentures.

   We pay regular interest on the debentures at an annual rate equal to 1.85%. We will pay regular interest semi-annually in arrears on June 1 and December 1 of each year, each an interest payment date, beginning June 1, 2004 until December 1, 2006. After December 1, 2006 we will not pay regular interest on the debentures prior to maturity, unless we elect to do so in connection with a remarketing of the debentures. Instead, on December 1, 2033, the stated maturity date of the debentures, you will receive the accreted principal amount, which will be equal to the original principal amount of $1,000 per debenture increased daily at a rate of 1.85% per annum, beginning on December 1, 2006 until a remarketing reset event occurs. The debentures are unsecured and unsubordinated obligations of American Express Company.

   Unless a remarketing reset event occurs, you may convert your debentures in the circumstances described herein into a number of shares of our common stock determined as set forth in this prospectus, which we refer to as the conversion rate. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in an amount described herein. The conversion rate initially depends on the applicable stock price at the time of conversion. However, on December 1, 2006, unless a remarketing reset event occurs, the conversion rate will be fixed at the conversion rate then in effect. If a remarketing reset event occurs, from and after the date of such remarketing reset event, the debentures will no longer be convertible.

   Unless a remarketing reset event occurs, we will pay contingent interest on the debentures in the amounts set forth in 'Description of the Debentures -- Contingent Interest,' during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning December 1, 2006, if the debentures are immediately convertible and the average trading price of the debentures for a five trading-day measurement period immediately preceding the applicable six-month period equals 125% or more of the accreted principal amount of the debentures. If the debentures are immediately convertible and the average trading price of the debentures for a five trading-day measurement period immediately preceding the applicable six-month period equals 200% or more of the accreted principal amount of the debentures, we will pay additional contingent interest for any applicable six-month period in an amount equal to .125% of the average trading price of a debenture for such five trading-day measurement period. Following the occurrence of a remarketing reset event, we will pay contingent interest, in the form of contingent accretion, in the amounts and under the circumstances set forth in 'Description of the Debentures -- Contingent Interest -- Contingent Accretion.' Such contingent accretion, if any, will not be paid until we repay the debentures in full, whether at maturity, upon exercise of your repurchase right, upon acceleration or otherwise. For United States federal income tax purposes, the debentures will constitute contingent payment debt instruments. You should read the discussion under 'Certain United States Federal Income Tax Considerations' beginning on page 31.

   If the average of the closing sale prices of our common stock over the 10 trading-day period ending on the trading day immediately preceding December 1 of 2006, 2008, 2013, 2018, 2023 or 2028, each a remarketing reset event date, is less than the effective conversion price (initially $69.41), which we refer to as a remarketing reset event, we will not pay contingent cash interest on the debentures; the debentures will no longer be convertible into our common stock; you will not have the right to require us to repurchase the debentures as described in the next paragraph; and the yield on the debentures will be reset on such remarketing reset event date and periodically thereafter on the dates specified by us, each a remarketing reset date. We may also elect prior to any remarketing that, following such remarketing, the debentures will bear cash interest, in which case the principal amount of the debentures will cease to accrete during the period to the next remarketing date. The yield on the debentures on each remarketing reset date will be the yield to the next remarketing reset date, or the cash interest rate, such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount; provided that the yield will not be less than 0% per annum. All outstanding debentures will be remarketed on any remarketing reset date unless the holder thereof elects not to participate in such remarketing. If a remarketing of the debentures is required on any remarketing reset date but the remarketing is not successful, you will have the right to require us to purchase for cash such debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, and accrued contingent accretion, if any, to, but excluding, the date of purchase.




   Upon a change in control, as defined in the indenture governing the debentures, unless a remarketing reset event has occurred, you may require us to purchase for cash all or a portion of such holder's debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. In addition, unless a remarketing reset event occurs, holders may require us to purchase for cash all or a portion of their debentures on December 1, 2006, 2008, 2013, 2018, 2023 or 2028, at 100% of
the accreted principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, if the debentures are not immediately convertible on such date.

   Unless a remarketing reset event occurs, we may redeem for cash all or a portion of the debentures at any time on or after December 1, 2006 at a price equal to the accreted principal amount of the debentures being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.


   The debentures are not listed on any securities exchange or automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol 'AXP.' On October 7, 2004, the last reported sale price of our common stock was $52.87.


   INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE 'RISK FACTORS' SECTION BEGINNING ON PAGE 8.
                              -------------------


   We will not receive any of the proceeds from the sale of the debentures or shares of common stock by any of the selling securityholders. The debentures and the shares of common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The debentures and the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See 'Plan of Distribution.'

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER UNITED STATES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is October  , 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    ii
SUMMARY.....................................................     1
RISK FACTORS................................................     8
RATIO OF EARNINGS TO FIXED CHARGES..........................    10
USE OF PROCEEDS.............................................    11
DESCRIPTION OF DEBENTURES...................................    12
DESCRIPTION OF CAPITAL STOCK................................    30
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....    31
SELLING SECURITYHOLDERS.....................................    35
ERISA MATTERS...............................................    42
PLAN OF DISTRIBUTION........................................    43
VALIDITY OF SECURITIES......................................    45
EXPERTS.....................................................    45

    WE ARE NOT, AND THE SELLING SECURITYHOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE DEBENTURES OR THE COMMON STOCK WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered part of this prospectus.

    Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by references have been modified or superceded. We incorporate by reference into this prospectus the following documents:

      Annual Report on Form 10-K for the year ended December 31, 2003, or the '2003 10-K Report.'

      Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

      Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

      Our Current Report on Form 8-K filed May 19, 2004.



      All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the 'Exchange Act,' until this offering is completed.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

                            American Express Company
                                200 Vesey Street
                            New York, New York 10285
                              Attention: Secretary
                                 (212) 640-2000

    In this prospectus, 'American Express Company', 'we', 'us' and 'our' refer to American Express Company and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

                                    SUMMARY

    The following summary highlights information contained elsewhere in this prospectus. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus.

THE COMPANY

    American Express Company was founded in 1850 as a joint stock association and was incorporated under the laws of the State of New York in 1965. We are primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world.

    Our principal executive offices are located at the World Financial Center, 200 Vesey Street, New York, New York 10285 and our telephone number at that address is (212) 640-2000. Our web site is located at www.americanexpress.com. The information on our web site is not part of this prospectus.

THE SECURITIES

Debentures or Shares of Common Stock.........  Up to $2,000,000,000 aggregate principal amount of
                                               1.85% Convertible Senior Debentures due 2033 or
                                               shares of common stock into which the debentures are
                                               convertible, which may be sold by selling
                                               securityholders.

Stated Maturity..............................  December 1, 2033.

Payment at Maturity..........................  On December 1, 2033, the stated maturity date of the debentures, you will receive the accreted principal
                                               amount per debenture, which will be equal to the
                                               original principal amount of $1,000 per debenture
                                               increased daily by a yield, which until November 30,
                                               2006 will be equal to 0% per annum and, unless a
                                               remarketing reset event occurs, beginning on
                                               December 1, 2006 will be reset to 1.85% per annum,
                                               until any remarketing reset event occurs. If a
                                               remarketing reset event occurs, the principal amount
                                               of the debentures will accrete daily at the reset
                                               yield unless we elect in connection with a
                                               remarketing that the debentures will bear cash
                                               interest, as described under 'Description of
                                               Debentures -- Remarketing Reset Event,' and we will
                                               also pay at maturity any contingent accretion
                                               required to be paid as described under 'Description
                                               of the Debentures -- Contingent
                                               Interest -- Contingent Accretion.'

Regular Interest.............................  The debentures bear regular interest to but excluding
                                               December 1, 2006 at an annual rate equal to 1.85%. We
                                               will pay regular interest semi-annually in arrears on
                                               June 1 and December 1 of each year, each an 'interest
                                               payment date,' beginning June 1, 2004, until
                                               December 1, 2006. After December 1, 2006, we will not
                                               pay regular interest on the debentures prior to
                                               maturity, unless we elect to remarket securities
                                               bearing cash interest as described under 'Description
                                               of the Debentures -- Remarketing Reset Event.'

Conversion Rate..............................  Prior to December 1, 2006, the conversion rate is:

                                                  if the applicable stock price is less than or
                                                  equal to the base conversion price, the base
                                                  conversion rate, or

                                                  if the applicable stock price is greater than the
                                                  base conversion price, determined in accordance with
                                                  the following formula:

                                     (Application Stock Price - Base Conversion Price)
       Base Conversion Rate +      [  ------------------------------------------------ x Incremental Share Factor ]
                                                  Applicable Stock Price

                                               Notwithstanding the foregoing, in no event will the
                                               conversion rate exceed 22.7635, subject to the same
                                               proportional adjustment as the base conversion rate,
                                               which we refer to as the 'maximum conversion rate';
                                               provided that the maximum conversion rate will not be
                                               adjusted as a result of cash dividends on our common
                                               stock.

                                               From and after December 1, 2006, unless a remarketing
                                               reset event occurs, the conversion rate will be fixed
                                               at the conversion rate determined as set forth above
                                               assuming a conversion date that is 13 trading days
                                               prior to December 1, 2006, which we refer to as the
                                               fixed conversion rate.

                                               The 'base conversion rate' is 14.4073, subject to
                                               adjustment as described under 'Description of
                                               Debentures -- Conversion Rights -- Conversion Rate
                                               Adjustments.'

                                               The 'base conversion price' is a dollar amount
                                               (initially $69.41) derived by dividing the accreted
                                               principal amount (which is $1,000 until December 1,
                                               2006) by the base conversion rate.

                                               The 'incremental share factor' is 43.2219, subject to
                                               the same proportional adjustment as the base
                                               conversion rate.

                                               The 'applicable stock price' is equal to the average
                                               of the closing sale prices of our common stock over
                                               the 10 trading-day period starting the third trading
                                               day following the conversion date of the debentures.

Conversion Rights............................  You may convert your debentures into a number of shares of our common stock equal to the conversion
                                               rate under the following circumstances:

                                                  at any time prior to maturity if the closing sale
                                                  price of our common stock for at least 20 trading
                                                  days in a period of 30 consecutive trading days
                                                  ending on the last trading day of any calendar
                                                  quarter is more than 125% of the base conversion
                                                  price (initially 125% of $69.41, or $86.76);

                                                  after the earlier of (1) the date the debentures
                                                  are assigned a credit rating by Standard & Poor's
                                                  Rating Services, a division of The McGraw-Hill
                                                  Companies, Inc. and its successors, which we refer
                                                  to as 'S&P,' and Moody's Investors Service and its
                                                  successors, which we refer to as 'Moody's,' and
                                                  (2) five business days following the date of
                                                  original issuance of the debentures, during any
                                                  period in which the credit rating assigned to the
                                                  debentures by S&P is below BBB+ or the credit
                                                  rating assigned to the debentures by Moody's is
                                                  below Baa1, or no rating is assigned to the
                                                  debentures by either S&P or Moody's;

                                                  during the five business day period after any five
                                                  consecutive trading-day period in which the
                                                  trading price per debenture for each day of that
                                                  period was less than 96% of the product of the
                                                  closing sale price of our common stock and the
                                                  conversion rate on each such day; provided that if
                                                  the closing sale price of our common stock is
                                                  greater than the effective conversion price but
                                                  less than or equal to 125% of the base conversion
                                                  price, then you will receive upon conversion, in
                                                  lieu of common stock based on the conversion rate,
                                                  cash or common stock or a combination of cash and
                                                  common stock, at our option, with a value equal to
                                                  the accreted principal amount of your debentures
                                                  plus accrued and unpaid interest, if any,
                                                  including contingent interest, if any, as of the
                                                  conversion date;

                                                  if the debentures have been called for redemption;
                                                  or

                                                  upon the occurrence of certain corporate
                                                  transactions described under 'Description of
                                                  Debentures -- Conversion Rights -- Conversion
                                                  Rights Upon Occurrence of Certain Corporate
                                                  Transactions.'

                                               Upon conversion, we will have the right to deliver,
                                               in lieu of shares of our common stock, a combination
                                               of cash and common stock. If we elect to pay holders
                                               cash for their debentures, the payment will be based
                                               on the applicable stock price.

                                               If we have not given notice of redemption specifying
                                               that we intend to deliver cash upon conversion
                                               thereafter, we must give notice of our election to
                                               deliver cash not more than two business days after
                                               the conversion date.

                                               On September 29, 2004, we gave notice to the trustee
                                               and holders of the debentures of our election, upon
                                               conversion of the debentures at any time after the
                                               date of such notice, to deliver cash in an amount
                                               at least equal to the accreted principal amount of
                                               the debentures converted and to deliver only cash
                                               in connection with any principal value conversion
                                               pursuant to the trading price condition for
                                               conversion of the debentures. We may not revoke
                                               this election without the consent of holders of
                                               at least a majority of the original principal
                                               amount of the debentures.

                                               If a remarketing reset event occurs, from and after
                                               the date of such remarketing reset event, the
                                               debentures will not be convertible. Otherwise, the
                                               ability to surrender debentures for conversion will
                                               expire at the close of business on the stated
                                               maturity date of the debentures, unless they have
                                               previously been redeemed or repurchased. See
                                               'Description of Debentures -- Conversion Rights.'

Contingent Interest..........................  Unless and until a remarketing reset event occurs, we will pay contingent interest to holders of the
                                               debentures in an amount per debenture equal to $.20
                                               multiplied by the fixed conversion rate during any
                                               six-month period from and including an interest
                                               payment date to but excluding the next interest
                                               payment date, commencing with the six-month period
                                               beginning December 1, 2006, if (1) the average
                                               trading price of the debentures for a five
                                               trading-day measurement period immediately preceding
                                               the beginning of the applicable six-month period
                                               equals 125% or more of the accreted principal amount
                                               of the debentures and (2) the debentures are
                                               immediately convertible by their terms on the first
                                               day of such measurement period. If (1) the average
                                               trading price of the debentures for the same five
                                               trading-day measurement period equals 200% or more of
                                               the accreted principal amount of the debentures and
                                               (2) the debentures are immediately convertible by
                                               their terms on the first day of such measurement
                                               period, we will pay for any applicable six-month

                                               period additional contingent interest in an amount
                                               equal to .125% of the average trading price of a
                                               debenture for such five trading-day measurement
                                               period. Any contingent interest or additional
                                               contingent interest will be payable on the interest
                                               payment date at the end of the relevant six-month
                                               period. See 'Description of the
                                               Debentures -- Contingent Interest.'
                                               Following the occurrence of a remarketing reset
                                               event, we will be required to pay contingent
                                               interest, which we refer to as contingent accretion,
                                               in the amounts and under the circumstances set forth
                                               under 'Description of the Debentures -- Contingent
                                               Interest -- Contingent Accretion.' Such contingent
                                               accretion, if any, will not be paid until we repay
                                               the debentures in full, whether at maturity, upon
                                               exercise of your repurchase right, upon acceleration
                                               or otherwise.

Remarketing Reset Event......................  If the average of the closing sale prices of our common stock over the 10 trading-day period ending on
                                               the trading day immediately preceding December 1 of
                                               2006, 2008, 2013, 2018, 2023 or 2028, each a
                                               'remarketing reset event date,' is less than the
                                               effective conversion price as of such trading day,
                                               which we refer to as a 'remarketing reset event,' we
                                               will thereafter not pay contingent cash interest on
                                               the debentures; the debentures will no longer be
                                               convertible into our common stock; and a holder of
                                               debentures will not have the right to require us to
                                               repurchase the debentures under certain
                                               circumstances. If a remarketing reset event occurs,
                                               the yield on the debentures will be reset on such
                                               remarketing reset event date and the date at least
                                               six months thereafter and prior to maturity, as
                                               specified by us prior to the remarketing reset event
                                               date or the date of any subsequent remarketing, each
                                               a remarketing reset date; provided that if, prior to
                                               any remarketing, we do not specify a date for the
                                               next remarketing, such remarketing shall occur on the
                                               first anniversary of the previous remarketing reset
                                               date. We may also elect prior to any remarketing that
                                               following such remarketing the debentures will bear
                                               cash interest, in which case the principal amount of
                                               the debentures will cease to accrete during the
                                               period in which the debentures bear cash interest.
                                               The yield on the debentures will be reset on each
                                               remarketing reset date and will be the yield to the
                                               next remarketing reset date (or the cash interest
                                               rate) such that the proceeds from the remarketing of
                                               the debentures, net of any remarketing fee, will be
                                               100% of their accreted principal amount plus any
                                               accrued and unpaid interest. All outstanding
                                               debentures will be remarketed on any remarketing
                                               reset date, unless the holder thereof elects not to
                                               participate in such remarketing. The 'effective
                                               conversion price' is, as of any date of
                                               determination, a dollar amount (initially $69.41)
                                               derived by dividing the accreted principal amount
                                               (initially $1,000) by the conversion rate then in
                                               effect (assuming a conversion date 13 trading days
                                               prior to the date of determination).

                                               If a remarketing of the debentures is required on any
                                               remarketing reset date but the remarketing is not
                                               successful, each holder of debentures has the right
                                               to require us to purchase for cash all or

                                               a portion of such holder's debentures at 100% of the
                                               accreted principal amount thereof, plus accrued and
                                               unpaid interest, if any, and contingent accretion, if
                                               any, to, but excluding, the date of purchase. Holders
                                               of debentures will be deemed to have exercised this
                                               repurchase right unless they had elected not to
                                               participate in the applicable remarketing. If less
                                               than $50 million aggregate original principal amount
                                               of the debentures is to be remarketed in any
                                               remarketing or the debentures are not successfully
                                               remarketed on any remarketing reset date, the yield
                                               to maturity of the debentures will be reset to the
                                               rate necessary, in the judgment of the remarketing
                                               agent, for the debentures to trade at a price equal
                                               to 100% of their accreted principal amount.

Redemption of Debentures at Our Option.......  Unless a remarketing reset event occurs, we may redeem for cash all or a portion of the debentures at
                                               any time on or after December 1, 2006 at a price
                                               equal to 100% of the accreted principal amount of the
                                               debentures to be redeemed plus accrued and unpaid
                                               interest to, but excluding, the redemption date.
                                               Holders may convert their debentures after they are
                                               called for redemption at any time prior to the close
                                               of business on the business day immediately preceding
                                               the redemption date. Our notice of redemption will
                                               inform the holders of our election to deliver shares
                                               of our common stock or to pay cash or a combination
                                               of cash and common stock in the event that a holder
                                               elects to convert debentures in connection with the
                                               redemption. See 'Description of
                                               Debentures -- Redemption of Debentures at Our
                                               Option.'

Purchase of Debentures by Us at the Option of
  Holder.....................................  Unless a remarketing reset event occurs on such date, or has previously occurred, you may require us to
                                               purchase for cash all or a portion of your debentures
                                               on December 1, 2006, 2008, 2013, 2018, 2023 or 2028,
                                               at 100% of the accreted principal amount thereof,
                                               plus accrued and unpaid interest, if any, to, but
                                               excluding, the date of purchase, if the debentures
                                               are not immediately convertible on such date. See
                                               'Description of Debentures -- Purchase of Debentures
                                               by Us at the Option of the Holder.'

Change in Control............................  Upon a change in control (as defined in the indenture governing the debentures) of American Express Company
                                               occurring at any time before December 1, 2033, unless
                                               a remarketing reset event has occurred, you may
                                               require us to purchase all or a portion of your
                                               debentures for cash at a price equal to 100% of the
                                               accreted principal amount of the debentures to be
                                               purchased plus accrued and unpaid interest, if any,
                                               to, but excluding, the date of purchase. See
                                               'Description of Debentures -- Change in Control
                                               Requires Us to Purchase Debentures at the Holder's
                                               Option.'

Ranking......................................  The debentures are our unsecured and unsubordinated obligations and rank equally in right of payment with
                                               all of our existing and future unsecured and
                                               unsubordinated indebtedness. The debentures are
                                               structurally subordinated to the liabilities of our
                                               subsidiaries, including deposits and trade payables.

Sinking Fund.................................  None.

U.S. Federal Income Taxation.................  For United States federal income tax purposes, the debentures will be treated as indebtedness subject to
                                               the special regulations governing contingent payment
                                               debt instruments, which we refer to as the 'CPDI
                                               regulations.' Pursuant to the CPDI regulations, a
                                               U.S. Holder (as defined under 'Certain United States
                                               Federal Income Tax Considerations -- U.S. Holders')
                                               will generally be required to accrue interest income
                                               on the debentures, subject to certain adjustments, at
                                               a rate of 6.25%, compounded semiannually, regardless
                                               of whether the holder uses the cash or accrual method
                                               of tax accounting. Accordingly, U.S. Holders will
                                               generally be required to include interest in taxable
                                               income in each year in excess of any interest
                                               payments (whether fixed or contingent) actually
                                               received in that year. For this purpose, a conversion
                                               of the debentures will be treated as the receipt of a
                                               contingent payment with respect to the debentures,
                                               which may produce an adjustment to a U.S. Holder's
                                               interest accruals. Under the CPDI regulations, gain
                                               recognized upon a sale, exchange, or redemption of a
                                               debenture will generally be treated as ordinary
                                               interest income; loss will be ordinary loss to the
                                               extent of interest previously included in income, and
                                               thereafter capital loss.

                                               In addition, the conversion rate for the debentures
                                               will be adjusted in certain circumstances, as
                                               described under 'Description of
                                               Debentures -- Conversion Rights -- Conversion Rate
                                               Adjustments.' Such adjustments (or failures to make
                                               adjustments) that have the effect of increasing your
                                               proportionate interest in our assets or earnings may
                                               in some circumstances result in a deemed distribution
                                               to you, notwithstanding the fact that you do not
                                               receive a cash payment. Any deemed distribution will
                                               be taxable as a dividend, return of capital, or
                                               capital gain in accordance with the tax rules
                                               applicable to corporate distributions. Deemed
                                               dividends received by U.S. Holders may not be
                                               eligible for the reduced rates of tax applicable to
                                               qualified dividend income, and deemed dividends
                                               received by Non-U.S. Holders (as defined under
                                               'Certain United States Federal Income Tax
                                               Considerations -- Non-U.S. Holders') may be subject
                                               to United States federal gross income and withholding
                                               tax at a 30% rate or such lower rate as may be
                                               specified by an applicable income tax treaty.

                                               See 'Certain United States Federal Income Tax
                                               Considerations.'

DTC Eligibility..............................  The debentures were issued in book-entry form and are represented by one or more permanent global
                                               certificates deposited with a custodian for and
                                               registered in the name of a nominee of The Depository
                                               Trust Company, which we refer to as DTC, in New York,
                                               New York. Beneficial interests in any such securities
                                               are shown on, and transfers will be effected only
                                               through, records maintained by DTC and its direct and
                                               indirect participants. Any such interest may not be
                                               exchanged for certificated securities, except in
                                               limited circumstances. See 'Description of
                                               Debentures -- Book-Entry System.'

NYSE Symbol for Our Common Stock.............  'AXP'

RISK FACTORS

    You should carefully consider the information under 'Risk Factors' beginning on page 10 before making an investment in the debentures or shares of common stock issuable upon conversion of the debentures.

USE OF PROCEEDS

    We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures. See 'Use of Proceeds.'

                                  RISK FACTORS

    Your investment in the debentures and shares of common stock issuable upon conversion of the debentures will involve certain risks. You should carefully consider the following factors in addition to the other information included or incorporated by reference in this prospectus before making an investment in the debentures or shares of common stock issuable upon conversion of the debentures.

NO PUBLIC MARKET EXISTS FOR THE DEBENTURES, AND THERE ARE UNCERTAINTIES REGARDING THE EXISTENCE OF ANY TRADING MARKET FOR THE DEBENTURES.

    Prior to the private placement of the debentures, there was no trading market for the debentures. Although the representatives of the initial purchasers when the debentures were initially issued advised us that they intended to make a market in the debentures, they are not obligated to do so and may discontinue market-making activities at any time without notice. In addition, their market-making activities will be subject to limits imposed by the Securities Act of 1933 as amended, which we refer to as the 'Securities Act,' and the Exchange Act, and may be limited during the pendency of the shelf registration statement of which this prospectus is a part, which we refer to as the 'shelf registration statement.' Although the debentures issued in the private placement are eligible for trading on the PORTAL Market, debentures sold using this prospectus will no longer be eligible for trading on the PORTAL system. We have not listed, and do not intend to list, the debentures on any securities exchange or automated quotation system. We cannot assure you that any market for the debentures will develop or be sustained.

    Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

THE PRICE OF OUR COMMON STOCK, AND THEREFORE OF THE DEBENTURES, MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE DEBENTURES, OR COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES, WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

    The price of our common stock on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Purchasers of, or holders who receive upon conversion, common stock will also be subject to the risk of volatility and depressed prices.

    Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

      actual or anticipated variations in our quarterly operating results;

      recommendations by securities analysts;

      new technology used, or services offered, by our competitors;

      significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

      failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

      operating and stock price performance of other companies that investors deem comparable to us;

      news reports relating to trends, concerns and other issues in the business of travel related services, financial advisory services and international banking services;

      changes in government regulations; and

      geopolitical conditions such as acts or threats of terrorism or military conflicts.

    General market fluctuations, industry factors and general economic and political conditions and events, such as terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

    In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

THE YIELD ON THE DEBENTURES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY.

    The amount we pay you may be less than the return the you could earn on other investments. The holder's yield may be less than the yield a holder would earn if it bought a standard senior debt security of American Express Company with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

THE CONTINGENT CONVERSION FEATURES OF THE DEBENTURES COULD RESULT IN YOUR NOT BEING ENTITLED TO CONVERT A DEBENTURE WHEN OUR COMMON STOCK IS TRADING AT A PRICE ABOVE THE EFFECTIVE CONVERSION PRICE OF THE DEBENTURE.

    The debentures are convertible into common stock only in the event of specified contingencies. If the specific conditions for conversion are not met, you will not be able to convert a debenture, even though our common stock may be trading at a price above the effective conversion price of the debenture.

THE CONVERSION RATE OF THE DEBENTURES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS THAT MAY OCCUR.

    The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares and certain issuer tender or exchange offers as described under 'Description of Debentures -- Conversion Rights -- Conversion Rate Adjustments.' The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash or a third-party tender offer, that may adversely affect the trading price of the debentures or the common shares. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.

CONVERSION OF THE DEBENTURES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING SHAREHOLDERS.

    The conversion of some or all of the debentures will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

IF YOU HOLD DEBENTURES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

    If you hold debentures, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

THE TRADING PRICES FOR THE DEBENTURES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES FOR OUR COMMON STOCK, WHICH IS IMPOSSIBLE TO PREDICT.

    The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in American Express Company and by hedging or arbitrage trading activity that may develop involving the common stock. The arbitrage could, in turn, affect the trading prices of the debentures.

THE DEBENTURES ARE STRUCTURALLY SUBORDINATED TO DEBT OF OUR SUBSIDIARIES.

    The debentures are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the debentures depends on our receipt of dividends, loan payments and other funds from our subsidiaries.

    The debentures are not obligations of our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the debentures. All amounts due on the debentures will be structurally subordinated to all obligations and liabilities of our subsidiaries. The indenture relating to the debentures does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE PURCHASE OF THE DEBENTURES IF REQUIRED BY HOLDERS PURSUANT TO THE INDENTURE.

    Upon the occurrence of certain specific kinds of change in control events, unless a remarketing reset event has occurred, we will be required to offer to purchase all outstanding debentures. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a 'change in control' under the debentures. See 'Description of Debentures -- Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.' In addition, we will be required to offer to repurchase all outstanding debentures if there is a failed remarketing and, in certain circumstances, on December 1, 2006, 2008, 2013, 2018, 2023 and 2028. However, it is possible that we will not have sufficient funds available at any such time to make the required repurchase of debentures and restrictions in our other indebtedness outstanding in the future may not allow any such repurchase.

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE DEBENTURES.

    For United States federal income tax purposes, the debentures will be treated as indebtedness subject to the special regulations governing contingent payment debt instruments, which we refer to as the 'CPDI regulations.' Pursuant to the CPDI regulations, a U.S. Holder (as defined under 'Certain United States Federal Income Tax Considerations -- U.S. Holders') will generally be required to accrue interest income on the debentures, subject to certain adjustments, at a rate of 6.25%, compounded semi-annually, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will generally be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. For this purpose, a conversion of the debentures will be treated as the receipt of a contingent payment with respect to the debentures, which may produce an adjustment to a U.S. Holder's interest accruals. Under the CPDI regulations, gain recognized upon a sale, exchange, or redemption of a debenture will generally be treated as ordinary interest income; loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss.

    In addition, the conversion rate for the debentures will be adjusted in certain circumstances, as described under 'Description of Debentures -- Conversion Rights -- Conversion Rate Adjustments.' Such adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions. Deemed dividends received by U.S. Holders may not be eligible for the reduced rates of tax applicable to qualified dividend income, and deemed dividends received by Non-U.S. Holders (as defined under 'Certain United States Federal Income Tax Considerations -- Non-U.S. Holders') may be subject to United States federal gross income and withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See 'Certain United States Federal Income Tax Considerations.'

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                              SIX MONTHS
                                                ENDED
                                               JUNE 30,        YEAR ENDED DECEMBER 31,
                                              ----------   --------------------------------
                                                 2004      2003   2002   2001   2000   1999
                                                 ----      ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges..........     3.96      3.43   2.88   1.52   2.25   2.48

    In computing the ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations, interest expense and other adjustments. Interest expense includes interest expense related to our international banking operations and American Express Travel Related Services Company, Inc.'s cardmember lending activities, which is netted against interest and dividends and cardmember net finance charge revenue, respectively, in our consolidated statement of income.

    For purposes of the 'earnings' computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by us, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

    'Fixed charges' consist of interest expense and other adjustments. Other adjustments include capitalized interest costs and the interest component of rental expense.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures.

                           DESCRIPTION OF DEBENTURES

    We issued the debentures under a senior indenture, dated as of November 21, 2003, between us and U.S. Bank, National Association, as trustee.

    The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request, because they and not this description define your rights in respect of the debentures. As used in this description, all references to 'American Express Company,' 'American Express,' 'we,' 'us' or 'our' mean American Express Company, excluding, unless otherwise expressly stated or the context otherwise requires, any of its subsidiaries.

GENERAL

    The debentures are limited to $2,000,000,000 aggregate original principal amount and were issued only in registered form without coupons in denominations of $1,000 original principal amount and any integral multiple of $1,000 above that amount. We use the term 'debenture' in this prospectus to refer to each $1,000 original principal amount of debentures. The debentures will mature on December 1, 2033. On the maturity date of the debentures, a holder will receive the accreted principal amount of a debenture. The accreted principal amount will equal the original principal amount of $1,000 per debenture increased daily by a yield equal to 0% per annum until November 30, 2006 and, unless a remarketing reset event occurs, beginning on December 1, 2006 equal to 1.85% per annum until any remarketing reset event occurs. If a remarketing reset event occurs, the yield used to calculate the accreted principal amount of the debentures will be determined as described under ' -- Remarketing Reset Event.'

    The debentures bear regular interest at an annual rate equal to 1.85% on the original principal amount from November 21, 2003, or from the most recent date to which regular interest has been paid or provided for, until December 1, 2006. Regular interest is payable semi-annually in arrears on June 1 and December 1 of each year, each an 'interest payment date,' beginning June 1, 2004, to the person in whose name a debenture is registered at the close of business on the May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a 'record date.' Each payment of regular interest will include interest accrued from the immediately preceding interest payment date (or, if none, the original issuance date of the debentures) to but excluding the applicable interest payment date. Regular interest on the debentures will be computed using a 360-day year composed of twelve 30-day months. From and after December 1, 2006, we will not pay regular interest prior to maturity, unless we elect in connection with any remarketing that the remarketed debentures will bear cash interest, as described under ' -- Remarketing Reset Event.' Contingent interest and additional contingent interest, if any, as described below under ' -- Contingent Interest,' will be payable after December 1, 2006 in addition to the accreted principal.

    If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier redemption date or purchase date) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date or purchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or purchase date to such next succeeding business day. The term 'business day' means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

    The debentures are redeemable prior to maturity only on or after December 1, 2006 (and only if a remarketing reset event has not occurred) and as described below under ' -- Redemption of Debentures at Our Option,' and do not have the benefit of a sinking fund. Principal of and interest on the debentures is payable at the office of the paying agent, which initially is the trustee; provided that in the case of global debentures, payments will be made to DTC in immediately available funds by wire transfer. If certain conditions have been satisfied, the debentures may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such debenture.

RANKING OF DEBENTURES

    The debentures are unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the indebtedness and liabilities of our subsidiaries, including trade payables.

CONVERSION RIGHTS

    Subject to certain conditions, you may convert your debentures into a number of shares of our common stock, par value $.20 per share, equal to the conversion rate. If a remarketing reset event occurs, from and after the date of such remarketing reset event, the debentures will no longer be convertible into our common stock. Otherwise, the ability to surrender debentures for conversion will expire at the close of business on the maturity date of the debentures, unless they have previously been redeemed or purchased.

    Prior to December 1, 2006, the conversion rate will be (1) if the applicable stock price is less than or equal to the base conversion price, the base conversion rate or (2) if the applicable stock price is greater than the base conversion price, determined in accordance with the following formula:

                            (Application Stock Price - Base Conversion Price)
   Base Conversion Rate + [ ------------------------------------------------- x Incremental Share Factor ]
                                          Applicable Stock Price

    Notwithstanding the foregoing, in no event will the conversion rate exceed 22.7635, subject to the same proportional adjustment as the base conversion rate, which we refer to as the 'maximum conversion rate.'

    From and after December 1, 2006, unless a remarketing reset event occurs, the conversion rate will be fixed for the remainder of the term of the debentures at the conversion rate, determined as set forth above assuming a conversion date that is 13 trading days prior to December 1, 2006, which we refer to as the 'fixed conversion rate,' subject to the same adjustments as the base conversion rate; provided that no adjustment will be made to the maximum conversion rate as a result of any adjustment made to the base conversion rate as described in clause (5) under 'Description of Debentures -- Conversion Rights -- Conversion Rate Adjustments.'

    The 'base conversion rate' is 14.4073, subject to adjustment as described under ' -- Conversion Rate Adjustments.'

    The 'base conversion price' is a dollar amount (initially $69.41) derived by dividing the accreted principal amount (which will be $1,000 until December 1, 2006) by the base conversion rate.

    The 'incremental share factor' is 43.2219, subject to the same proportional adjustment as the base conversion rate.

    The 'applicable stock price' is equal to the average of the closing sale prices of our common stock over the 10 trading-day period starting the third trading day following the conversion date of the debentures.

    A holder of a debenture otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the applicable stock price. Upon a conversion, we will have the right to deliver cash or a combination of cash and shares of our common stock, as described below.

    You may surrender debentures for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. In addition, a debenture for which a holder has delivered a change in control purchase notice requiring us to purchase the debentures may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

    Conversion Rights Based on Common Stock Price. You may surrender debentures for conversion into shares of our common stock at any time prior to maturity if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter is more than 125% of the base conversion price (initially 125% of $69.41, or $86.76) as of the last day of such calendar quarter. We refer to this as the 'conversion trigger price.'

    'Trading day' means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the Nasdaq National Market ('Nasdaq') or, if our common stock is not quoted on the Nasdaq, on the principal other market on which our common stock is then traded.

    The 'closing sale price' of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

    The accreted principal amount of a debenture will be equal to the original principal amount of $1,000 per debenture increased daily by a yield, which until December 1, 2006 is 0% per annum and, unless a remarketing reset event occurs, commencing on December 1, 2006 will be reset to 1.85% per annum. The base conversion price and the conversion trigger price of a debenture at any time are dependent upon the accreted principal amount of the debenture, and increases as the accreted principal amount of the debenture increases. The following table indicates the base conversion price and corresponding conversion trigger price as of September 30 of each year beginning 2006, which is the conversion trigger price used to determine whether the debentures will be convertible in the fourth calendar quarter of each such year.

                           CONVERSION TRIGGER PRICES*

                                                                 BASE      CONVERSION
     AS OF                                                   CONVERSION    TRIGGER
  SEPTEMBER 30,                                                 PRICE        PRICE
 -------------                                               ----------      -----
    2006....................................................   $ 69.41      $ 86.76
    2007....................................................     70.48        88.10
    2008....................................................     71.79        89.74
    2009....................................................     73.13        91.41
    2010....................................................     74.49        93.11
    2011....................................................     75.87        94.84
    2012....................................................     77.28        96.60
    2013....................................................     78.72        98.40
    2014....................................................     80.18       100.23
    2015....................................................     81.67       102.09
    2016....................................................     83.19       103.99
    2017....................................................     84.73       105.92
    2018....................................................     86.31       107.89
    2019....................................................     87.91       109.89
    2020....................................................     89.55       111.93
    2021....................................................     91.21       114.01
    2022....................................................     92.91       116.13
    2023....................................................     94.63       118.29
    2024....................................................     96.39       120.49
    2025....................................................     98.18       122.73
    2026....................................................    100.01       125.01
    2027....................................................    101.87       127.33
    2028....................................................    103.76       129.70
    2029....................................................    105.69       132.11
    2030....................................................    107.65       134.57
    2031....................................................    109.65       137.07
    2032....................................................    111.69       139.62
    2033....................................................    113.77       142.21

---------

* This table assumes no events have occurred that would require an adjustment to the conversion rate and no remarketing reset event occurs.

    Conversion Rights Upon Credit Rating Events. After the earlier of (a) the date the debentures are assigned a credit rating by both of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors, which we refer to as 'S&P,' and Moody's Investors Service and its successors, which we refer to as 'Moody's,' and (b) five business days following the date of original issuance of the debentures, during any period in which (1) the credit rating assigned to the debentures by S&P is below BBB+, (2) the credit rating assigned to the debentures by Moody's is below Baa1, or (3) no credit rating is assigned to the debentures by either S&P or Moody's, holders may also surrender debentures for conversion into shares of our common stock.

    Conversion Upon Satisfaction of Trading Price Condition. You may surrender your debentures for conversion into our common stock prior to maturity during the five business-day period after any five consecutive trading-day period in which the 'trading price' per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 96% of the product of the closing sale price of our common stock and the conversion rate (determined based on such closing sale price rather than the applicable stock price), or 'trading price condition'; provided that if, on the day prior to any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than the effective conversion price but less than or equal to 125% of the base conversion price, then you will receive, in lieu of common stock based on the conversion rate, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the accreted principal amount of your debentures plus accrued and unpaid interest, if any, including contingent interest, if any, as of the conversion date, or the 'principal value conversion'. If you surrender your debentures for conversion and it is a principal value conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the accreted principal amount plus accrued and unpaid interest, including contingent interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a principal value conversion will be valued at the greater of the effective conversion price on the conversion date and the applicable stock price as of the conversion date. We will pay you any portion of the accreted principal amount plus accrued and unpaid interest to be paid in cash and deliver common stock with respect to any portion of the principal amount plus accrued and unpaid interest to be paid in common stock, no later than the third business day following the determination of the applicable stock price. The 'effective conversion price' is, as of any date of determination, a dollar amount (initially $69.41) derived by dividing the accreted principal amount (initially $1,000) by the conversion rate then in effect (assuming a conversion date 13 trading days prior to the date of determination); provided that from and after December 1, 2006, the effective conversion price shall be the accreted principal amount divided by the fixed conversion rate.

    The 'trading price' of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 original principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 original principal amount of the debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per debenture will be deemed to be less than 96% of the product of the 'closing sale price' of our common stock and the number of shares issuable upon conversion of such debenture.

    In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 96% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of such debenture. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per such debenture is greater than or equal to 96% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such debenture.

    Conversion Rights Upon Notice of Redemption. You may surrender debentures called for redemption for conversion into shares of our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time.

    Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange pursuant to which shares of our common stock would be converted into cash, securities or other property, you may surrender debentures for conversion into shares of our common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction (or until the change in control purchase date if such transaction constitutes a change in control) and, at the effective time, the right to convert a debenture into shares of our common stock will be changed into a right to convert such debenture into the kind and amount of cash, securities or other property of American Express Company or another person that you would have received if you had converted the holder's debenture immediately prior to the transaction. If such transaction also constitutes a change in control, you will be able to require us to purchase all or a portion of such your debentures as described under ' -- Change in Control Requires Us to Purchase of Debentures at the Holder's Option.'

    If we elect to:

      distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution; or

      distribute to all holders of our common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

    Upon determination that debenture holders are or will be entitled to convert their debentures into shares of our common stock in accordance with the foregoing provisions, we will issue a release through Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution and publish such information on our web site on the World Wide Web.

    Conversion Procedures

    To convert your debenture into common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in debentures evidenced by a global debenture):

      complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

      surrender the debenture to the conversion agent;

      if required, furnish appropriate endorsements and transfer documents;

      if required, pay all transfer or similar taxes; and

      if required, pay funds equal to interest payable on the next interest payment date.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the 'conversion date.'

    Upon conversion of debentures, you will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to you of the full number of shares of our common stock into which the debenture is convertible, together with any cash payment for your fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, will be deemed:

      to satisfy our obligation to pay the accreted principal amount of the debenture; and

      to satisfy our obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the conversion date.

    As a result, increases in the accreted principal amount and unpaid interest, including contingent interest, if any, through the conversion date are deemed to be paid in full rather than cancelled, extinguished or forfeited.

    Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion.

Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the next interest payment date,
(2) we have specified a purchase date following a change in control that is during such period or (3) only to the extent of overdue interest or overdue contingent interest, any overdue interest or overdue contingent interest, if any, exists at the time of conversion with respect to such debenture.


    In lieu of delivering shares of our common stock upon conversion of any debentures, we may elect to pay holders surrendering debentures an amount in cash per share of common stock otherwise deliverable (based on the conversion rate in effect for the relevant conversion date) equal to the applicable stock price in effect for the relevant conversion date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivering the shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under ' -- Redemption of Debentures at Our Option,' or we have made previously the election described in the succeeding sentence. At any time prior to maturity, we may at our option elect, by notice to the trustee and the holders of debentures, that upon conversion of debentures at any time following the date of such notice, we shall be required to deliver cash in an amount at least equal to the accreted principal amount of the debentures converted. On September 29, 2004, we gave notice to the trustee and holders of the debentures that we were making such election and that, as a result, we will also be required to deliver only cash in connection with any principal value conversion pursuant to the trading price condition. Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the determination of the applicable stock price. If the accreted principal amount of the debentures has been accelerated and such acceleration has not been rescinded, we may not pay cash upon conversion of any debentures or portion of the debentures (other than cash for fractional shares).


    Conversion Rate Adjustments. The base conversion rate will be adjusted if any of the following events occurs:

    (1) We issue common stock as a dividend or distribution on our common stock.

    (2) We issue to all holders of common stock certain rights or warrants to purchase our common stock, for a period expiring within 45 days of the record date for such issuance, at a price per share that is less than the closing sale prices of our common stock for the 10 trading days preceding the declaration date for such distribution.

    (3) We subdivide or combine our common stock.

    (4) We distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding rights or warrants specified above, dividends or distributions specified above and cash distributions, then the conversion rate will be adjusted by multiplying the base conversion rate by a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the base conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which 'ex-dividend trading' commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

    (5) We distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed $0.10 (the 'dividend threshold amount'); the dividend threshold amount is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5); in the event of a dividend or distribution to which this clause (5) applies, the conversion rate will be adjusted by multiplying the base conversion rate by a fraction, the numerator of which will be the current market price of our common stock and the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution (as determined below).

If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

    (6) We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be adjusted by multiplying the base conversion rate by a fraction, the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the expiration of the tender or exchange offer and the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the expiration of the tender or exchange offer.

    'Current market price' of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the 'ex-date' with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, 'ex-date' means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

    To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

    In the event of:

      any reclassification of our common stock;

      a consolidation, merger or combination involving us; or

      a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

    We may, from time to time, increase the base conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the base conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

    We will not be required to make an adjustment in the base conversion rate unless the adjustment would require a change of at least 1% in the base conversion rate; provided that we will carry forward any adjustments that are less than 1% of the base conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward. Except as described above in this section, we will not adjust the base conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

    If any adjustment is made to the base conversion rate, the same proportional adjustment will be made to the maximum conversion rate, the incremental share factor and any fixed conversion rate; provided that no adjustment will be made to the maximum conversion rate as a result of any adjustment to the base conversion rate as described in clause (5) above.

CONTINGENT INTEREST

    Unless a remarketing reset event occurs, we will pay contingent interest to you during any six-month period from and including an interest-payment date to but excluding the next interest payment date, commencing with the six-month period beginning December 1, 2006, if (a) the average trading price of the debentures for a five trading-day measurement period immediately preceding the first day of the applicable six-month period equals 125% or more of the accreted principal amount of the debentures as of the first day of such measurement period and (b) the debentures are immediately convertible on the first day of such measurement period. The amount of contingent interest payable in any interest period will be equal to the fixed conversion rate in effect as of the first day of such interest period multiplied by the payment factor for such interest period. The payment factor for each interest period is $.20, subject to adjustment for any stock dividends, subdivisions, combinations or certain reclassifications of shares of our common stock occurring prior to the first day of such interest period.

    Unless a remarketing reset event occurs, if (a) the average trading price of the debentures for a five trading-day measurement period immediately preceding the first day of the applicable six-month period equals 200% or more of the accreted principal amount of the debentures as of the first day of such measurement period and (b) the debentures are immediately convertible on the first day of such measurement period, we will pay additional contingent interest for any applicable six-month period in an amount equal to .125% of the average trading price of a debenture for the five trading-day measurement period.

    Contingent interest and additional contingent interest, if any, will accrue from the first day of any interest period and be payable on the interest payment date at the end of the relevant six-month period to holders of the debentures as of the record date relating to such interest payment date.

    Upon determination that debenture holders will be entitled to receive contingent interest during a relevant six-month period, we will issue a press release and publish such information on our web site on the World Wide Web as soon as practicable.

    Contingent Accretion. Following the occurrence of a remarketing reset event, we will be required to pay contingent interest, which we refer to as contingent accretion, if, for four or more consecutive six-month interest periods the debentures are rated below BBB- by S&P and below Baa3 by Moody's, or the debentures are no longer rated by both S&P and Moody's, as of the last day of each such six-month interest period. In such event, contingent accretion will accrue in an amount equal to $5.00 per debenture for each such six-month interest period. Additional contingent accretion will accrue in an amount equal to $5.00 per debenture for each six-month interest period during such period of four or more consecutive six-month interest periods in which the rating assigned to the debentures by S&P is below BB and by Moody's is below Ba2, or the debentures are no longer rated by both S&P and Moody's. Such contingent accretion and additional contingent accretion, if any, shall be payable upon our repayment of the debentures in full, whether at maturity, upon exercise of a holder's repurchase right, upon acceleration or otherwise. Any contingent accretion and additional contingent accretion will not bear any interest or additional accretion from accrual until payment. If, following the accrual of any contingent accretion and additional contingent accretion and prior to repayment in full of the debentures, the rating assigned to the debentures by S&P is BBB- or higher and by Moody's is Baa3 or higher, such contingent accretion and additional contingent accretion shall no longer be payable.

REMARKETING RESET EVENT

    If the average of the closing sale prices of our common stock over the 10 trading-day period ending on the trading day immediately preceding December 1 of 2006, 2008, 2013, 2018, 2023 or 2028, each a 'remarketing reset event date,' is less than the effective conversion price as of such trading day, which we refer to as a 'remarketing reset event,' then following such remarketing reset event date, we will not thereafter pay contingent cash interest on the debentures; the debentures will no longer be convertible into our common stock; and you will not have the right to require us to repurchase the debentures under the circumstances described under ' -- Purchase of Debentures by Us at the Option of Holder' and ' -- Change in Control Requires Us to Purchase Debentures at the Holder's Option.' Once a remarketing reset event has occurred, we will be obligated to remarket the debentures at a reset interest rate sufficient to achieve a par sales price for the remarketed debentures. The reset interest rate will depend on the length of the remarketing period, which is determined by market forces and may be as short as six months from the remarketing reset event date and as long as the period from the remarketing reset event date until the maturity of the debentures. If a remarketing reset event occurs, the debentures will be remarketed on such remarketing reset event date and the date at least six months thereafter and prior to maturity that is specified by us prior to the remarketing reset event date or the date of any subsequent remarketing, each a 'remarketing reset date.' We may also elect prior to any remarketing that following such remarketing the debentures will bear cash interest, in which case the principal amount of the debentures will not accrete during the period in which the debentures bear cash interest.

    The yield on the debentures on each remarketing reset date will be the yield to the next remarketing reset date, or the cash interest rate, such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount, plus any accrued and unpaid interest; provided that the yield will not be reset to less than 0% per annum. If a remarketing reset event occurs, from and after the applicable remarketing reset event date, the principal amount of the debentures will accrete daily at the reset yield until the next remarketing reset date, unless we elect that the debentures will bear cash interest, in which case the daily accretion rate will be 0%.

    We will notify the holders of debentures, and we will request that DTC notify its participants holding debentures, at least 21 business days prior to each remarketing reset event date and each subsequent remarketing reset date of: the potential remarketing, the next remarketing reset date, whether the debentures will accrete or bear cash interest and if the debentures will bear cash interest, the applicable interest payment dates and record dates, the right of participants holding debentures to require us to purchase their debentures if such remarketing is not successful, the procedures a holder must follow to elect not to participate in the remarketing and the date by which such election must be made; provided that if we do not provide such notice, the next remarketing reset date shall be the first anniversary of the previous remarketing reset date and the debentures will not bear cash interest. We also will issue a press release through Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution and publish such information on our web site on the World Wide Web.

    All outstanding debentures will be tendered or deemed tendered to the remarketing agent for remarketing on any remarketing reset date, unless the holder thereof elects not to participate in such remarketing. Each holder of debentures by purchasing such debentures agrees to have such debentures remarketed on any remarketing reset date, unless such holder elects not to participate in the remarketing, and authorizes the remarketing agent to take any and all action on its behalf necessary to effect the remarketing. In order to elect not to participate in a remarketing on any remarketing reset event date, holders must notify the paying agent on or prior to the business day prior to any remarketing reset event date of the number of debentures they wish to withhold from a remarketing if a remarketing reset event occurs on the remarketing reset event date. Following a remarketing reset event, a holder may elect not to participate in any subsequent remarketing by notice to the paying agent on or prior to the business day prior to the applicable remarketing reset date.

    We will appoint a remarketing agent and enter into a remarketing agreement at least 30 calendar days prior to any remarketing reset date. We will covenant in the indenture to use our reasonable best efforts to effect the remarketing of the debentures as described in this prospectus. If in the judgment of our counsel or counsel to the remarketing agent a registration statement is required to effect the remarketing of the debentures, we will use reasonable best efforts to ensure that a registration statement covering the full accreted principal amount of debentures to be remarketed on any remarketing reset date will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process or we will effect such remarketing pursuant to Rule 144A under the Securities Act or any other available exemption from applicable registration requirements.

    The remarketing agent will deduct its fee from the proceeds of any remarketing and remit the remaining proceeds, which shall be at least 100% of the accreted principal amount of the debentures remarketed, to the holders of debentures participating in such remarketing as promptly as possible following the applicable remarketing reset date.

    If a remarketing of the debentures is required on any remarketing reset date but the remarketing is not successful, each holder of debentures will have the right to require us on such remarketing reset date to purchase for cash all or a portion of such holder's debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase and any accrued contingent accretion or additional contingent accretion. Holders of debentures will be deemed to have exercised this repurchase right unless they had elected not to participate in the applicable remarketing. Each holder of debentures who has elected not to participate in any remarketing must notify the paying agent on or prior to the business day immediately preceding the related remarketing reset event date of the number of debentures it wants us to purchase on such remarketing reset date in the event of a failed remarketing. We will deliver payment for such repurchase as promptly as practicable following the applicable remarketing reset date.

    If all holders elect not to participate in any remarketing or the debentures are not successfully remarketed in any remarketing, the debentures will cease to bear cash interest (if any) and the yield to the next remarketing reset date will be reset to the rate necessary, in the judgment of the remarketing agent based on bids from at least three independent nationally recognized securities dealers selected by the remarketing agent, for the debentures to trade at a price equal to 100% of their accreted principal amount. If the remarketing agent is not able to obtain bids from at least three independent nationally recognized securities dealers on a remarketing reset date, the yield to the next remarketing reset date will be the reset rate in effect prior to such remarketing, or if no reset rate has previously been determined, the regular interest rate or yield in effect for the debentures immediately prior to the applicable remarketing reset event date.

    If less than $50 million aggregate original principal amount of debentures is to be remarketed on any remarketing reset date because holders of all remaining outstanding debentures have elected not to participate in such remarketing, no remarketing will take place on such date, the debentures will cease to bear cash interest (if any) and the yield to the next remarketing reset date will be reset as described above. In addition, holders who did not opt out of the remarketing, but only those holders, will have the right, which will be deemed to be exercised, to require us to purchase such debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, and accrued contingent accretion, if any, to, but excluding, the date of purchase.

REDEMPTION OF DEBENTURES AT OUR OPTION

    Prior to December 1, 2006, the debentures will not be redeemable at our option. Unless a remarketing reset event occurs, beginning on December 1, 2006, and thereafter we may redeem the debentures for cash at any time as a whole, or from time to time in part. If a remarketing reset event occurs, the debentures will not thereafter be redeemable at our option. The redemption price of a debenture will be the accreted principal amount of such debenture on the redemption date, plus accrued and unpaid interest, if any, including contingent interest, if any, to, but excluding, such date. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the debentures. The notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption.

    If we decide to redeem fewer than all of the outstanding debentures, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.

    We may not redeem the debentures in part if the accreted principal amount has been accelerated and such acceleration has not been rescinded.

    The accreted principal amount of a debenture will be equal to the original principal amount of $1,000 per debenture increased daily by a yield, which until December 1, 2006 will be 0% per annum and, unless a remarketing reset event occurs, commencing on December 1, 2006 will be reset to 1.85% per annum. The redemption price of a debenture at any time is dependent upon the accreted principal amount of a debenture at that time and increases as the accreted principal amount of the debenture increases. The following table indicates what the redemption price would be on each date below, commencing December 1, 2006.

                               REDEMPTION PRICES*

                                                                 (1)         (2)         (3)
                                                              ORIGINAL                REDEMPTION
                                                              PRINCIPAL                 PRICE
                      REDEMPTION DATES                         AMOUNT     ACCRETION    (1)+(2)
------------------------------------------------------------   ------     ---------    -------
December 1, 2006............................................  $1,000.00    $  0.00    $1,000.00
December 1, 2007............................................   1,000.00      18.59     1,018.59
December 1, 2008............................................   1,000.00      37.52     1,037.52
December 1, 2009............................................   1,000.00      56.80     1,056.80
December 1, 2010............................................   1,000.00      76.44     1,076.44
December 1, 2011............................................   1,000.00      96.45     1,096.45
December 1, 2012............................................   1,000.00     116.82     1,116.82
December 1, 2013............................................   1,000.00     137.58     1,137.58
December 1, 2014............................................   1,000.00     158.72     1,158.72
December 1, 2015............................................   1,000.00     180.26     1,180.26
December 1, 2016............................................   1,000.00     202.20     1,202.20
December 1, 2017............................................   1,000.00     224.54     1,224.54
December 1, 2018............................................   1,000.00     247.30     1,247.30
December 1, 2019............................................   1,000.00     270.48     1,270.48
December 1, 2020............................................   1,000.00     294.09     1,294.09
December 1, 2021............................................   1,000.00     318.14     1,318.14
December 1, 2022............................................   1,000.00     342.64     1,342.64
December 1, 2023............................................   1,000.00     367.60     1,367.60
December 1, 2024............................................   1,000.00     393.01     1,393.01
December 1, 2025............................................   1,000.00     418.90     1,418.90
December 1, 2026............................................   1,000.00     445.27     1,445.27
December 1, 2027............................................   1,000.00     472.14     1,472.14
December 1, 2028............................................   1,000.00     499.50     1,499.50
December 1, 2029............................................   1,000.00     527.37     1,527.37
December 1, 2030............................................   1,000.00     555.75     1,555.75
December 1, 2031............................................   1,000.00     584.67     1,584.67
December 1, 2032............................................   1,000.00     614.12     1,614.12
December 1, 2033............................................   1,000.00     644.12     1,644.12

---------

* This table assumes that (i) the amount of accrued and unpaid interest is zero and (ii) no remarketing reset event occurs.

PURCHASE OF DEBENTURES BY US AT THE OPTION OF HOLDER

    Unless a remarketing reset event occurs, you have the right to require us to purchase all or a portion of your debentures on December 1, 2006, 2008, 2013, 2018, 2023 or 2028 or if any such day is not a business day, on the immediately succeeding business day, each such day a 'purchase date,' if the debentures are not immediately convertible into our common stock on such date. We will be required to purchase for cash, at a purchase price equal to 100% of the accreted principal amount thereof on the applicable purchase date plus accrued and unpaid interest, if any, but excluding, such purchase date, any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. Our ability to satisfy our purchase obligations in cash may be affected by the factors described in 'Risk Factors' under the heading 'We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture.'

    We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their debentures.

    To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the purchase date. Your purchase notice electing to require us to purchase your debentures must state:

      if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

      the number of debentures to be purchased; and

      that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture.

    You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal must state:

      the number of withdrawn debentures;

      if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, if not, such information as may be required under applicable DTC procedures; and

      the number, if any, of debentures that remain subject to your purchase notice.

    Payment of the purchase price for a debenture for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in New York, New York or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, on and after such date:

      the debenture will cease to be outstanding;

      interest and principal accretion on the debenture will cease to accrue;
      and

      all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

    This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

    In connection with any purchase of debentures at the holder's option, we will, to the extent applicable:

      comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may then be applicable; and

      file Schedule TO or any other required schedule under the Exchange Act.

    We may not purchase the debentures if the accreted principal amount has been accelerated and such acceleration has not been rescinded. We may be unable to purchase the debentures in the event you elect to require us to purchase your debentures as set forth above. If you elect to require us to purchase your debentures as set forth above, we may not have enough funds to pay the purchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances. If you elect to require us to purchase your debentures as set forth above at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

CHANGE IN CONTROL REQUIRES US TO PURCHASE DEBENTURES AT THE HOLDER'S OPTION

    If a change in control occurs before December 1, 2033, unless a remarketing reset event has occurred, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures. We will purchase the debentures at a price equal to 100% of the accreted principal amount of the debentures to be purchased plus any accrued and unpaid interest, if any, including contingent interest, if any, to, but excluding, the change in control purchase date, unless such change in control purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. We will be required to purchase the debentures as of the business day to be specified by us that is not less than 20 nor more than 35 business days after the occurrence of such change in control, which we refer to as a change in control purchase date.

    Under the indenture, a change in control of American Express Company is deemed to have occurred at such time as:

      any person, including its affiliates and associates, other than American Express Company, its subsidiaries or their employee benefit plans, files a
      Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

      there shall be consummated any consolidation or merger of American Express Company pursuant to which our common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of American Express in which the holders of the shares of our common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.

    However, a change in control will not be deemed to have occurred if:

      American Express Company, its subsidiaries or their employee benefit plans, or persons holding our common stock pursuant to such an employee benefit plan must file a report under Schedules 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing beneficial ownership of shares of our common stock, whether in excess of 50% or otherwise; or

      the closing sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the effective conversion price of the debentures in effect on each of those trading days; or

      all or substantially all (but in no event less than 90%) of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change in control consists of shares of common stock, depository receipts or other certificates representing common equity interests traded or to be traded immediately following a change of control on a national securities exchange or the NASDAQ, and, as a result of the transaction or transactions, the debentures become convertible into that common stock, depository receipts or other certificates representing common equity interests.

    Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

      the events causing a change in control;

      the date of such change in control;

      the last date on which the purchase right may be exercised;

      the change in control purchase price;

      the change in control purchase date;

      the name and address of the paying agent and the conversion agent;

      the conversion rate and any adjustments to the conversion rate;

      that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

      the procedures that holders must follow to exercise these rights.

    To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

      if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

      the number of debentures to be purchased; and

      that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

    You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

      the number of the withdrawn debentures;

      if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

      the number, if any, of debentures that remain subject to your change in control purchase notice.

    You must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash promptly following the later of the change in control purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debentures on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

      the debentures will cease to be outstanding;

      interest will cease to accrue; and

      all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

    This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

    The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of American Express Company. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

      to accumulate shares of common stock;

      to obtain control of American Express Company by means of a merger, tender offer, solicitation or otherwise; or

      by management to adopt a series of anti-takeover provisions.

    Instead, the terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

    We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

    We may not purchase the debentures following a change in control if the accreted principal amount has been accelerated and such acceleration has not been rescinded. We may be unable to purchase the debentures in the event of a change in control. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances, or expressly prohibit our purchase of the debentures upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from purchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

COVENANTS

    We will covenant in the indenture that we will not at any time directly or indirectly create, or allow to exist or be created, any mortgage, pledge, encumbrance or lien of any kind upon:

      any shares of capital stock owned by American Express Company of any of American Express Travel Related Services Company, Inc., American Express Bank Ltd. or American Express Financial Corporation (other than director's qualifying shares), so long as they continue to be our subsidiaries, which we refer to collectively as the 'principal subsidiaries'; or

      any shares of capital stock owned by American Express Company of a subsidiary that owns, directly or indirectly, capital stock of any of the principal subsidiaries.

    Such liens are permitted if we provide that the debentures will be secured by such lien equally and ratably with any and all other obligations also secured, for as long as any such other obligations are so secured.

    However, we may incur or allow to exist upon the stock of the principal subsidiaries liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith, or liens of judgments that are on appeal or are discharged within 60 days.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    We may not consolidate with or merge into any other person or convey or transfer our properties and assets substantially as an entirety to any person, unless:

      we are the surviving corporation or the successor is a corporation organized under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes our obligations on the debentures and under the indenture, immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such transaction complies with these requirements.

    When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

EVENTS OF DEFAULT; WAIVER AND NOTICE

    The indenture defines an event of default as one or more of the following:

        (1) default in payment of the accreted principal amount, redemption price, purchase price or change in control purchase price (in each case including any accrued contingent accretion) with respect to any debenture when such payment becomes due and payable;

        (2) default for 30 days in payment of any interest (including contingent interest and liquidated damages, if any) on the debentures;

        (3) failure by American Express Company to comply with any of its other agreements in the debentures or the indenture upon receipt by American Express Company of written notice of such default by the trustee or by holders of not less than 25% in aggregate original principal amount of the debentures then outstanding and American Express Company's failure to cure (or obtain a waiver of) such default within 90 days after receipt by American Express of such notice;

        (4) an event of default under any other indebtedness of American Express Company for borrowed money in excess of $50,000,000 which results in an aggregate principal amount of at least $50,000,000 of such other series of debt securities or such other indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration has not been rescinded or annulled within 10 days after notice of default is given;

        (5) certain events of bankruptcy, insolvency or reorganization of American Express Company.

    If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate original principal amount of the debentures then outstanding may declare the accreted principal amount of the debentures as of the date of such declaration plus accrued interest (including contingent interest, if any) and any accrued contingent accretion through the date of such declaration to be immediately due and payable. After acceleration, the holders of a majority in aggregate original principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

    Prior to the declaration of the acceleration of the debentures, the holders of a majority in aggregate original principal amount of the debentures may waive, on behalf of all of the holders of the debentures, any default and its consequences, except an event of default described in paragraphs (1) or (2) above, a default in respect of a provision that cannot be amended without the consent of all of the holders of the debentures or a default that constitutes a failure to convert any debentures into shares of common stock. Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate original principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

        (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;

        (2) the holders of a least 25% in aggregate original principal amount of the debentures have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding;

        (3) such holder or holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense; and

        (4) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate original principal amount of the debentures within 60 days after the original request.

    Holders may, however, sue to enforce the payment of the accreted principal amount, accrued and unpaid interest (including contingent interest, if any), redemption price, purchase price or change in control purchase price with respect to any debenture on or after the due date or to enforce the right, if any, to convert any debenture without following the procedures listed in
(1) through (3) above.

    We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION OF THE INDENTURE

    We and the trustee may, without the consent of the holders of the debentures, enter into supplemental indentures for, among others, one or more of the following purposes:

      to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

      to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of debentures;

      to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debentures are not adversely affected in any material respect under the indenture;

      to evidence and provide for the acceptance of any successor trustee with respect to the debentures or to facilitate the administration of the trust thereunder by the trustee in accordance with such indenture; and

      to provide any additional events of default;

provided that any amendment described in the third bullet point above made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus will not be deemed to adversely affect the interests of holders of the debentures.

    With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate original principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

      change the maturity of any payment of principal (including any accrued contingent accretion) of or any installment of interest on any debenture (including the payment of contingent interest, if any), or reduce the original principal amount or accreted principal amount thereof, or alter the manner or rate of accretion of principal or the manner or rate of accrual of interest (including contingent interest and liquidated damages) or contingent accretion, or change any place of payment where, or the coin or currency in which, any debenture or interest (including the payment of contingent interest or liquidated damages, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repurchase, on or after the redemption date or the purchase date, as the case may be), or adversely affect the conversion, remarketing or repurchase provisions in the indenture, or reduce the quorum or voting requirements under the indenture, or reduce the percentage in original principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

      modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable by us under the indenture.

GOVERNING LAW

    The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEM

    The debentures are represented by one or more global securities deposited on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. Upon resale of the debentures in accordance with the shelf registration statement, beneficial interests in the global securities will be transferred from one or more restricted global securities to one or more unrestricted global securities. Except under circumstances described below, the debentures will not be issued in definitive form. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee, which we refer to as 'participants', or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, are considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security are not entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and are not considered the owners or holders thereof under the indenture. Beneficial owners are not holders and are not entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the registrar for the debentures have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants.

    If we redeem less than all of the global security, we have been advised that it is DTC's practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

    If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default shall occur and be continuing under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 original principal amount and integral multiples thereof, unless otherwise specified by us.

                          DESCRIPTION OF CAPITAL STOCK

    The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our restated certificate of incorporation, as amended, and our bylaws, and are entirely qualified by these documents, which you must read for complete information on our capital stock, and which are incorporated by reference as exhibits to the shelf registration statement.

COMMON SHARES

    Shares Outstanding. We are authorized to issue up to 3,600,000,000 common shares. At July 23, 2004 we had 1,267,801,735 common shares issued and outstanding.

    Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of common shares are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose.

    Voting Rights. Each common share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of the common shares do not have cumulative voting rights. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors.

    Other Rights. In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of common shares are entitled to ratable distribution of the remaining assets available for distribution to shareholders. The common shares are not subject to redemption by operation of a sinking fund or otherwise. Holders of common shares are not currently entitled to pre-emptive rights.

    Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange under the symbol 'AXP.'

    Fully Paid. The issued and outstanding common shares are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common shares that we may issue in the future upon the conversion of the debentures will also be fully paid and nonassessable.

PREFERRED SHARES

    We are authorized to issue up to 20,000,000 preferred shares. At July 23, 2004 we had no preferred shares issued and outstanding.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

    We are incorporated in New York and are governed by New York law. New York law allows a corporation to pay dividends only out of surplus, as determined under New York law.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    This is a summary of certain United States federal income tax considerations relevant to a holder of the debentures and, where noted, the common stock issuable upon a conversion of the debentures. All references to 'holders' (including U.S. Holders and Non-U.S. Holders, as defined below) are to beneficial owners of the debentures. The discussion below deals only with debentures held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax exempt entities, persons holding debentures in a tax-deferred or tax-advantaged account, or persons holding debentures as a hedge against currency risk, as a position in a 'straddle', or as part of a 'hedging' or 'conversion' transaction for tax purposes. Special considerations apply to holders who purchase debentures in the secondary market at a price other than their adjusted issue price, as described below.

    This summary does not address all of the tax considerations that may be relevant to a holder. In particular, we do not address:

      the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of debentures;

      the United States federal estate, gift, or alternative minimum tax consequences of the purchase, ownership, or disposition of debentures;

      the tax considerations relevant to U.S. Holders whose functional currency is not the United States dollar;

      any state, local, or foreign tax consequences of the purchase, ownership, or disposition of debentures; or

      any tax consequences to U.S. Holders of owning or disposing of the common stock.

    This summary is based upon laws, regulations, rulings, interpretations, and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the tax considerations discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and tax consequences described below.

    PERSONS CONSIDERING THE PURCHASE OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE DEBENTURES AND THE COMMON STOCK ISSUABLE UPON A CONVERSION OF THE DEBENTURES IN THE LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

    We have been advised by our counsel, Cleary, Gottlieb, Steen & Hamilton, that the debentures will be treated as indebtedness for United States federal income tax purposes and that the debentures will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations), as described below. Moreover, pursuant to the terms of the indenture, we and each holder of the debentures agree, for United States federal income tax purposes, to treat the debentures as debt instruments that are subject to the CPDI regulations with a 'comparable yield' calculated in the manner described below.

U.S. HOLDERS

    The following discussion is a summary of certain United Stated federal income tax consequences that will apply to you if you are a citizen or resident of the United States, a U.S. domestic corporation, or a person who is otherwise subject to United States federal income tax on a net income basis in respect of the debentures (a 'U.S. Holder').

    Accrual of Interest on the Debentures. Pursuant to the CPDI regulations, a U.S. Holder will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year.

    The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

      the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period;

    multiplied by:

      the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

    multiplied by:

      the number of days during the accrual period that the U.S. Holder held the debentures;

    divided by:

      the number of days in the accrual period.

    The issue price of the debentures is the first price at which a substantial amount of the debentures was sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the debenture.

    The term 'comparable yield' means the annual yield we would have paid, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We have determined that the comparable yield for the debentures is an annual rate of 6.25%, compounded semi-annually.

    The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. These payments set forth on the schedule must produce a total return on the debentures equal to the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest, as well as an estimate for a payment at maturity taking into account the fair market value of the common stock that might be paid upon a conversion of the debentures.

    Pursuant to the terms of the indenture, each holder of the debentures agrees to use the comparable yield and the schedule of projected payments described above in determining its interest accruals in respect of the debentures, and in determining the adjustments thereto described below. The comparable yield and the schedule of projected payments are set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under 'Documents Incorporated by Reference.'

    THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE PROVIDED SOLELY FOR THE CALCULATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS THAT WILL BE PAYABLE ON THE DEBENTURES.

    Amounts treated as interest under the CPDI regulations are treated as original issue discount for United States federal income tax purposes.

    Adjustments to Interest Accruals on the Debentures. If, during any taxable year, a U.S. Holder receives actual payments with respect to the debentures that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a 'net positive adjustment' under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a 'net positive adjustment' as additional interest income. For this purpose, payments in a taxable year include the fair market value of common stock received in that year pursuant to a conversion of the debentures.

    If a U.S. Holder receives in a taxable year actual payments with respect to the debentures that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a 'net negative adjustment' under the CPDI regulations equal to the amount of such deficit. This adjustment will (i) reduce the U.S. Holder's interest income on the debentures for that taxable year; and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior taxable years that has not been offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward, as a negative adjustment to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange, conversion, or retirement of the debentures.

    Sale, Exchange, Conversion, or Redemption. Upon a sale, exchange, or redemption of a debenture, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of common stock by a U.S. Holder upon the conversion of a debenture as a payment under the CPDI regulations, which may result in a net positive or negative adjustment as described above.

    The amount of gain or loss recognized on a taxable sale, exchange, or redemption will be equal to the difference between (i) the amount of cash plus the fair market value of other property received by the U.S. Holder; and (ii) the U.S. Holder's adjusted tax basis in the debenture. A U.S. Holder's adjusted tax basis in a debenture will generally be equal to the U.S. Holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the debenture (without regard to the actual amount paid). Gain recognized upon a sale, exchange, or redemption of a debenture will generally be treated as ordinary interest income; loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term capital loss if the debenture was held for more than one year). The deductibility of net capital losses is subject to limitations.

    A U.S. Holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

    Constructive Dividends. The conversion rate for the debentures will be adjusted in certain circumstances, including in the event of an increase to our quarterly dividend rate, as described under 'Description of Debentures -- Conversion Rights -- Conversion Rate Adjustments.' Such adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to qualified dividend income.

    Purchase of Debentures at a Price Other than the Adjusted Issue Price. If a U.S. Holder purchases a debenture in the secondary market for an amount that differs from the adjusted issue price of the debentures at the time of purchase, the regular rules for accruing premium and discount will not apply. Instead, the U.S. Holder will be required to apply special accrual rules under the CPDI regulations, pursuant to which the difference will be taken into account as a series of positive or negative adjustments, at times that will vary based on whether the difference is attributable to changed expectations regarding projected payments in respect of the debentures or a change in market interest rates. The rules for accounting for a difference between purchase price and adjusted issue price are complex, and U.S. Holders who purchase debentures in the secondary market for an amount that differs from the adjusted issue price should consult their own tax advisors regarding the application of these rules in their particular circumstances.

    Backup Withholding Tax and Information Reporting. Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the debentures may be subject to information reporting and United States federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

NON-U.S. HOLDERS

    The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the debentures or the common stock issuable upon a conversion of the debentures. The term 'Non-U.S. Holder' means a beneficial owner of a debenture or share of common stock that is not a U.S. Holder.

    Payments with Respect to the Debentures. Payments on the debentures made to a Non-U.S. Holder, including payments of stated and contingent interest and payments in common stock pursuant to a conversion, and any gain realized on a sale, exchange, or redemption of the debentures, will be exempt from United States federal income or withholding tax, provided that:

      such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

      such Non-U.S. Holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

      such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment); and

      the debentures and common stock are actively traded within the meaning of section 871(h)(4)(C)(v)(l) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the New York Stock Exchange, or the 'NYSE').

    If a Non-U.S. Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on a sale, exchange, or redemption of the debentures in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the second bullet point above, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    Payments on Common Stock and Constructive Dividends. Any dividends paid to a Non-U.S. Holder with respect to the common stock issuable upon a conversion of the debentures (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the conversion rate as described under ' -- Constructive Dividends' above) will be subject to United States federal gross income and withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the gross income and withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax described in the preceding paragraph.

    Sale, Exchange, or Redemption of Common Stock. Any gain realized by a Non-U.S. Holder upon a sale, exchange, or redemption of the common stock issuable upon conversion of the debentures generally will not be subject to United States federal income tax, unless:

      the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder; or

      the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

    Backup Withholding Tax and Information Reporting. In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us on the debentures or the common stock issuable upon a conversion of the debentures if the Non-U.S. Holder has provided us with an IRS Form W-8BEN (or successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds of a sale of debentures or common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives such a form or the Non-U.S. Holder otherwise establishes an exemption.

                            SELLING SECURITYHOLDERS

    The debentures were originally issued by us and sold to J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc., BNP Paribas Securities Corp., Tokyo-Mitsubishi International plc, Blaylock & Partners, L.P. and Loop Capital Markets, LLC, which we refer to as the 'initial purchasers,' and resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be 'qualified institutional buyers' as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures listed below and the shares of common stock issued upon conversion of the debentures.

    Selling securityholders may be deemed to be 'underwriters' as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

    The table below sets forth the name of each selling securityholder, the principal amount of debentures that each selling securityholder owns and may offer pursuant to this prospectus and the number of shares of common stock into which those debentures are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.


    We have prepared the table below based on information received from the selling securityholders on or prior to October 7, 2004. However, any or all of the debentures or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of debentures or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information in the table is presented.


    Information about the selling securityholders may change over time. Any information about selling securityholders not included in the table below will be set forth in post-effective amendments to the shelf registration statement. From time to time, additional information concerning ownership of the debentures and shares of common stock may rest with certain holders of the debentures not named in the table below and of whom we are unaware.


                                           AGGREGATE                         NUMBER OF
                                        PRINCIPAL AMOUNT                     SHARES OF
                                       OF DEBENTURES THAT    PERCENTAGE     COMMON STOCK   PERCENTAGE OF
                                         ARE OWNED AND      OF DEBENTURES   THAT MAY BE     COMMON STOCK
                NAME                      MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                      -----------        -----------      -------      --------------
1976 Distribution Trust FBO A.R.
  Lauder/Zinterhofer.................            9,000          *                   205          *
2000 Revocable Trust FBO A.R.
  Lauder.............................            8,000          *                   182          *
ACIG Insurance Company...............          800,000          *                18,211          *
Acuity Master Fund, Ltd..............        6,050,000          *               137,719          *
Akela Capital Master Fund Ltd........       15,000,000          *               341,453          *
Alcon 401 (K) Retirement Plan........        1,200,000          *                27,316          *
Alcon Laboratories...................          465,000          *                10,585          *
Allstate Insurance Company (4).......        1,000,000          *                22,764          *
Allstate Life Insurance Company
  (4)................................        3,500,000          *                79,672          *
AM Investment D Fund (QP) LP.........        2,400,000          *                54,632          *
AM Investment E Fund Ltd.............       12,800,000          *               291,373          *
AM Master Fund I LP..................       11,400,000          *               259,504          *
American Long Term Care Reinsurance
  Group c/o Income Research and
  Management.........................        2,205,000          *                50,194          *
Amerisure............................          550,000          *                12,520          *
Anspicis LTD.........................          150,000          *                 3,415          *
Arapahoe County Colorado.............           58,000          *                 1,320          *


                                                  (table continued on next page)

(table continued from previous page)


                                           AGGREGATE                         NUMBER OF
                                        PRINCIPAL AMOUNT                     SHARES OF
                                       OF DEBENTURES THAT    PERCENTAGE     COMMON STOCK   PERCENTAGE OF
                                         ARE OWNED AND      OF DEBENTURES   THAT MAY BE     COMMON STOCK
                NAME                      MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                      -----------        -----------      -------      --------------
Argonaut Insurance...................          400,000          *                 91,05          *
Arlington County Employees Retirement
  System.............................          808,000          *                18,393          *
Asante Health Systems................          120,000          *                 2,732          *
Associated Electric & Gas Insurance
  Services Limited...................          600,000          *                13,658          *
Attorney's Liability Assurance
  Society c/o Income Research and
  Management.........................          500,000          *                11,382          *
Aviva Life Insurance Co..............        3,200,000          *                72,843          *
Banc of America Securities LLC (3)...        9,780,000          *               222,627          *
Barclay's Global Investors
  Diversified Alpha Plus Funds.......          470,000          *                10,699          *
BCS Life Insurance Company...........          550,000          *                12,520          *
Beamtenversicherungskasse des Kantons
  Zurich.............................        4,450,000          *               101,298          *
Bear Stearns International Limited
  (4)................................        7,500,000          *               170,726          *
Bear, Stearns & Co. Inc. (3).........       22,500,000           1.13%          512,179          *
Bernische Lehrerversicherungskasse...          900,000          *                20,487          *
Black Diamond Convertible Offshore
  LDC................................        5,593,000          *               127,316          *
Black Diamond Offshore Ltd...........        3,500,000          *                79,672          *
Blue Cross Blue Shield of
  Louisiana..........................          600,000          *                13,658          *
British Virgin Islands Social
  Security Board.....................          105,000          *                 2,390          *
CGNU Life Fund.......................        2,600,000          *                59,185          *
CIBC World Markets(3)................          785,000          *                17,869          *
Citadel Equity Fund Ltd.(4)..........       35,000,000           1.75%          796,723          *
Citadel Jackson Investment Fund
  Ltd.(4)............................        5,000,000          *               113,818          *
Citigroup Global Markets(3)..........        3,000,000          *                68,291          *
City and County of San Francisco
  Retirement System..................        1,782,000          *                40,565          *
City of New Orleans..................          245,000          *                 5,577          *
City of Southfield Fire and Political
  Retirement System c/o Income
  Research and Management............          305,000          *                 6,943          *
City University of New York..........          181,000          *                 4,120          *
CNH CA Master Account, L.P...........        1,000,000          *                22,764          *
Commercial Union Life Fund...........        3,100,000          *                70,567          *
Commonwealth Professional Assurance
  Co. c/o Income Research and
  Management.........................          875,000          *                19,918          *
Concord Hospital Employees Pension
  Fund c/o Income Research and
  Management.........................          225,000          *                 5,122          *
Concord Hospital Non Pension Fund c/o
  Income Research and Management.....          410,000          *                 9,333          *
Conseco Insurance Company
  Multi-Basket Annuity Convertible
  Bond Fund (4)......................        4,000,000          *                91,054          *
Context Convertible Arbitrage Fund
  L.P................................        3,900,000          *                88,778          *
Context Convertible Arbitrage
  Offshore, LTD......................        7,650,000          *               174,141          *
Continental Assurance Co. on behalf
  of its separate account (4)........        2,100,000          *                47,803          *
Continental Causualty Company (4)....       17,900,000          *               407,467          *


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                                       36

(table continued from previous page)


                                           AGGREGATE                         NUMBER OF
                                        PRINCIPAL AMOUNT                     SHARES OF
                                       OF DEBENTURES THAT    PERCENTAGE     COMMON STOCK   PERCENTAGE OF
                                         ARE OWNED AND      OF DEBENTURES   THAT MAY BE     COMMON STOCK
                NAME                      MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                      -----------        -----------      -------      --------------
Convertible Securities Fund..........           15,000          *                   341          *
CQS Convertible and Quantitative
  Strategies Master Fund Ltd.........       20,000,000           1.00%          455,270          *
Credit Industriel D'Alsace et de
  Lorraine...........................       15,000,000          *               341,453          *
Credit Lyonnais Securities (3).......       18,500,000          *               421,125          *
Credit Suisse First Boston (3).......       37,040,000           1.85%          843,160          *
Davidson Kempner Partners............        1,390,400          *                31,650          *
Davidson Kempner Institutional
  Partners...........................        2,354,600          *                53,599          *
Davidson Kempner International
  Limited............................        3,134,200          *                71,345          *
DBAG London (3)......................       81,125,000           4.06%        1,846,689          *
Deephaven Domestic Convertible
  Trading Limited (4)................       39,360,000           1.97%          895,971          *
Delaware Public Employees Retirement
  System.............................        1,871,000          *                42,591          *
Diaco Investments LP.................        2,800,000          *                63,738          *
Double Black Diamond Offshore LDC....       17,816,000          *               405,555          *
Dylan IMA LTD........................       10,000,000          *               227,635          *
Excellus Health Plan.................        4,450,000          *               101,298          *
Excellus Health Plan c/o Income
  Research and Management............        8,295,000          *               188,823          *
Excelsior Master Fund L.P............          450,000          *                10,244          *
Family Service Life Insurance Co. (4)          200,000          *                 4,553          *
Fidelity Financial Trust: Fidelity
  Convertible Securities Fund (4)....       36,500,000           1.83%          830,868          *
Fidelity Financial Trust: Fidelity
  Strategic Dividend and Income Fund
  (4)................................        1,800,000          *                40,974          *
Forest Multi-Strategy Master Fund
  SPC................................        1,161,000          *                26,428          *
FrontPoint Convertible Arbitrage
  Fund, L.P..........................        5,000,000          *               113,818          *
Gemene Sammelstiftung zur Forderung
  der Personalvorsorge...............          220,000          *                 5,008          *
Georgia Municipal Employees..........        1,400,000          *                31,869          *
Global Bermuda Limited Partnership...        6,000,000          *               136,581          *
Goldman, Sachs & Co. (3).............       95,500,000           4.78%        2,532,296          *
Government of Signapore Investment
  Corporation Pte Ltd................        3,000,000          *                68,291          *
Grable Foundation....................           99,000          *                 2,254          *
Grady Hospital Foundation............          160,000          *                 3,642          *
Growing Oak L.P......................          550,000          *                12,520          *
Guardian Life Insurance Co. (4)......       10,330,000          *               235,147          *
Guardian Life Insurance Co. (4)......        1,830,000          *                41,657          *
Guardian Pension Trust (4)...........          700,000          *                15,934          *
Guggenheim Portfolio Co. XV, LLC.....        4,000,000          *                91,054          *
Hannover Life Reassurance Company of
  America............................        1,400,000          *                31,869          *
HBK Master Fund L.P. (4).............        6,000,000          *               136,581          *
HFR CA Global Opportunity Master
  Trust..............................          125,000          *                 2,845          *
HFR RVA Select Performance Master
  Trust..............................          173,000          *                 3,938          *
Independence Blue Cross..............          552,000          *                12,565          *
Inner Harbor Corporation.............          750,000          *                17,073          *
Innovest Finanzdienstle..............        2,000,000          *                45,527          *


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                                       37

(table continued from previous page)


                                           AGGREGATE                         NUMBER OF
                                        PRINCIPAL AMOUNT                     SHARES OF
                                       OF DEBENTURES THAT    PERCENTAGE     COMMON STOCK   PERCENTAGE OF
                                         ARE OWNED AND      OF DEBENTURES   THAT MAY BE     COMMON STOCK
                NAME                      MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                      -----------        -----------      -------      --------------
Institutional Benchmark Management
  Fund C/o Quattro Fund..............          550,000          *                12,520          *
Jeffries Umbrella Fund Global
  Convertible Bonds..................        1,700,000          *                38,698          *
JP Morgan Securities Inc. (3) (4)....        9,285,000          *               211,359          *
KBC Financial Products USA Inc (3)...        2,500,000          *                56,909          *
KESA.................................          280,000          *                 6,374          *
Lakeshore International, Ltd.........       24,000,000           1.20%          546,324          *
Lehman Brothers Inc. (3).............        7,000,000          *               159,345          *
LLT Limited..........................          298,000          *                 6,784          *
Lydian Global Opportunities Master
  Fund Ltd...........................       15,000,000          *               341,453          *
Lydian Overseas Partners Master Fund
  LTD................................      150,000,000           7.50%        3,414,525          *
Lyxor/AM Investment Fund Ltd.........        2,800,000          *                63,738          *
Lyxor/Context Fund Ltd (4)...........        3,400,000          *                77,396          *
Lyxor/Forest Fund Ltd................        1,553,000          *                35,352          *
McMahan Securities Co. L.P. (3)......          500,000          *                11,382          *
Med America Insurance Company........        2,150,000          *                48,942          *
Med America Insurance of NY..........          425,000          *                 9,674          *
MedAmerica Insurance c/o Income
  Research and Management............        1,620,000          *                36,877          *
MedAmerica Insurance Co. Hartford
  Trust c/o Income Research and
  Management.........................          665,000          *                15,138          *
MedAmerica New York Insurance c/o
  Income Research and Management.....        2,150,000          *                48,942          *
Medmarc Insurance....................          550,000          *                12,520          *
Mellon HBV Master Convertible
  Arbitrage Fund LP (4)..............        2,000,000          *                45,527          *
Mellon HBV Master Convertible
  Fund LP (4)........................        3,000,000          *                68,291          *
Mellon HBV Master Leveraged Multi-
  Strategy Fund LP (4)...............          412,000          *                 9,379          *
Mellon HBV Master Multi Strategy
  Fund LP (4)........................        1,883,000          *                42,864          *
Merrill Lynch, Pierce, Fenner &
  Smith (3)..........................       41,678,000           2.08%          948,737          *
Merrill Lynch Insurance Group........          383,000          *                 8,718          *
Mint Master Fund LP..................          500,000          *                11,382          *
Mint Master Fund Ltd.................          700,000          *                15,934          *
Morgan Stanley Convertible Securities
  Trust (4)..........................        3,200,000          *                72,843          *
Municipal Employees..................          310,000          *                 7,057          *
Mutual Protective Insurance
  Company............................          800,000          *                18,211          *
National Bank of Canada c/o Putnam
  Lovell NBE Securities Inc.(3)......        5,000,000          *               113,818          *
National Bank of Canada (4)..........        1,500,000          *                34,145          *
Nations Convertible Securities
  Fund...............................       14,385,000          *               327,453          *
New Orleans Firefighters
  Pension/Relief Fund................          149,000          *                 3,392          *
Nicholas Applegate Capital Management
  Investment Grade Convertible Mutual
  Fund...............................           20,000          *                   455          *
Nomura Securities International Inc.
  (3)................................       40,000,000           2.00%          910,540          *


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                                       38

(table continued from previous page)


                                           AGGREGATE                         NUMBER OF
                                        PRINCIPAL AMOUNT                     SHARES OF
                                       OF DEBENTURES THAT    PERCENTAGE     COMMON STOCK   PERCENTAGE OF
                                         ARE OWNED AND      OF DEBENTURES   THAT MAY BE     COMMON STOCK
                NAME                      MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                      -----------        -----------      -------      --------------
Norwich Union Life Pensions..........        4,500,000          *               102,436          *
Oak Hill Contingent Capital Fund
  Ltd................................       10,500,000          *               239,017          *
Occidental Petroleum Corporation.....          328,000          *                 7,466          *
Ohio Bureau of Workers
  Compensation.......................          175,000          *                 3,984          *
Oklahoma Attorneys Mutual Insurance
  Co.................................           70,000          *                 1,593          *
Oppenheimer Convertible Securities
  Fund (4)...........................        5,500,000          *               125,199          *
Pacific Life Insurance Company.......        1,000,000          *                22,764          *
Park Avenue Life Insurance Co........          100,000          *                 2,276          *
Pennington Biomedical Research
  Foundation.........................           70,000          *                 1,593          *
Pensionskasse der Antalis AG.........           60,000          *                 1,366          *
Pensionskasse der EMS-Chemie AG......           80,000          *                 1,821          *
Pensionskasse der EMS-Dottikon AG....          110,000          *                 2,504          *
Pensionskasse der Lonza AG...........          150,000          *                 3,415          *
Pensionskasse der Rockwell
  Automation AG......................           80,000          *                 1,821          *
Pensionskasse Pluss-Staufer AG.......           60,000          *                 1,366          *
Pensionskasse Vantico................          120,000          *                 2,732          *
Personalfursorgestiftung der
  Gebaudeversicherung des Kantons
  Bern...............................          220,000          *                 5,008          *
Personalvorsorge der PV Promea.......          200,000          *                 4,553          *
Plexus Fund Limited..................       55,000,000           2.75%        1,251,993          *
Policeman and Firemen Retirement
  System of the City of Detroit......          400,000          *                 9,105          *
Polygon Global Opportunities Master
  Fund...............................       20,000,000           1.00%          455,270          *
President and Fellows of Harvard
  College............................       30,000,000           1.50%          682,905          *
Privilege Portfolio SICAV............        3,300,000          *                75,120          *
Pro-Mutual...........................        1,055,000          *                24,015          *
Public Employees' Retirement
  Association of Colorado............        1,000,000          *                22,764          *
Quattro Fund Ltd.....................       12,323,000          *               280,515          *
Quattro Multistrategy Masterfund
  LP.................................          822,000          *                18,712          *
R2 Investments, LDC (4)..............        2,000,000          *                45,527          *
Ramius Capital Group (4).............        1,000,000          *                22,764          *
Ramius Master Fund, Ltd. (4).........       10,000,000          *               227,635          *
Ramius Partners II, LP (4)...........          300,000          *                 6,829          *
Ramius, LP (4).......................          250,000          *                 5,691          *
RCG Baldwin, LP (4)..................        1,000,000          *                22,764          *
RCG Latitude Master Fund, Ltd. (4)...       17,950,000          *               408,605          *
RCG Multi-Strategy Master Fund,
  Ltd. (4)...........................        5,000,000          *               113,818          *
Relay 11 Holdings Co.................          202,000          *                 4,598          *
Royal Bank of Canada (Norshield)
  (4)................................        1,150,000          *                26,178          *
S.A.C. Capital Associates, LLC.......       25,000,000           1.25%          569,088          *
San Francisco Employee's Retirement
  System.............................        2,500,000          *                56,909          *
Satellite Convertible Arbitrage
  Master Fund, LLC...................       11,000,000          *               250,399          *
Scor Life Re.........................          670,000          *                15,252          *
Serena Limited.......................          120,800          *                 2,750          *
Sphinx Convertible Arbitrage Fund
  SPC................................          640,000          *                14,569          *


                                                  (table continued on next page)

(table continued from previous page)


                                           AGGREGATE                         NUMBER OF
                                        PRINCIPAL AMOUNT                     SHARES OF
                                       OF DEBENTURES THAT    PERCENTAGE     COMMON STOCK   PERCENTAGE OF
                                         ARE OWNED AND      OF DEBENTURES   THAT MAY BE     COMMON STOCK
                NAME                      MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                      -----------        -----------      -------      --------------
Sphinx Convertible Arbitrage SPC.....          202,000          *                 4,598          *
State of Georgia c/o Income Research
  and Management.....................          985,000          *                22,422          *
State of Maryland Retirement
  Agency.............................        3,864,000          *                87,958          *
State of Mississippi Health Care
  Trust Fund.........................          600,000          *                13,658          *
Swiss Re Financial Products
  Corporation........................       45,000,000           2.25%        1,024,358          *
Teachers Insurance and Annuity Ass
  ociation of America................       22,500,000           1.13%          512,179          *
The Dotor's Company..................        2,200,000          *                50,080          *
Thrivent Financial for Lutherans
  (4)................................        9,000,000          *               204,872          *
TQA Master Plus Fund, Ltd............          250,000          *                 5,691          *
Transamerica Life Insurance and
  Annuities Corp (4).................       20,000,000           1.00%          455,270          *
Tribeca Investments, Ltd.............       20,000,000           1.00%         4,552,70         *
Trustmark Insurance..................          300,000          *                 6,829          *
Tufts Associated Health Plan c/o
  Income Research and Management.....        2,490,000          *                56,681          *
UBS AG London Branch F/B/O Credit
  Derivatives (4)....................      285,000,000          14.25%        6,487,598          *
Umass Memorial Health Care c/o Income
  Research and Management............          410,000          *                 9,333          *
Umass Memorial Investment Partnership
  c/o Income Research and
  Management.........................          435,000          *                 9,902          *
Universal Investment Gesellschaft
  MBH, Ref Aventis...................        1,000,000          *                22,764          *
University of Massachussetts c/o
  Income Research and Management.....          300,000          *                 6,829          *
Univest Convertible Arbitrage Fund II
  Ltd (Norshield)....................          650,000          *                14,796          *
Wachovia Capital Markets LLC (3).....        2,950,000          *                67,152          *
Wachovia Capital Markets LLC (3).....          500,000          *                11,382          *
Wachovia Securities International
  LTD (4)............................        5,000,000          *               113,818          *
Waterstone Market Neutral Fund, LP...        1,173,000          *                26,702          *
Waterstone Market Neutral MAC 51,
  Ltd................................        1,433,000          *                32,620          *
Waterstone Market Neutral Offshore
  Fund, Ltd..........................        5,894,000          *               134,168          *
White River Securities LLC (3).......       22,500,000           1.13%          512,179          *
Windmill Master Fund, LP.............       15,000,000          *               341,453          *
Worldwide Transactions Ltd...........          591,000          *                13,453          *
Xavex Convertible Arbitrage 4 Fund...          163,000          *                 3,710          *
Xavex Convertible Arbitrage 5 Fund...        1,500,000          *                34,145          *
Zurich Institutional Benchmarks
  Master Fund Ltd....................          653,000          *                14,865          *
All other holders of debentures or
  future transferees, pledges,
  donees, assignees or successors of
  any such holders (5)(6)............      306,825,000          15.34%        6,626,029        0.52%
Total................................    2,000,000,000            100%       45,527,000        3.47%


---------
* Less than 1%.

(1) Assumes conversion of all of the holder's debentures at the maximum conversion rate of 22.7635 shares of common stock per $1,000 principal amount of debentures. This conversion rate is subject to adjustment,
                                              (footnotes continued on next page)

(footnotes continued from previous page) however, as described under 'Description of the Debentures -- Conversion Rights -- Conversion Rate Adjustments.' As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 1,267,801,735 shares of common stock outstanding as of July 23, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(3) This selling securityholder has identified itself as a registered broker-dealer. Please see 'Plan of Distribution' for disclosure regarding this selling securityholder.

(4) This selling securityholder is an affiliate of a broker-dealer.

(5) Information about other selling securityholders will be set forth in post-effective amendments to the shelf registration statement.

(6) Assumes that any other holders of debentures, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of debentures, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the debentures at the maximum conversion rate. Only holders who acquired their debentures pursuant to our November 21, 2003 private placement, and their transferees, pledgees, donees or successors, may sell debentures or the common shares issuable upon conversion pursuant to this shelf registration statement.

                                 ERISA MATTERS

    The Employee Retirement Income Security Act of 1974, as amended, which we refer to as 'ERISA,' imposes certain fiduciary requirements with respect to 'employee benefit plans' (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA. Other provisions of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an employee benefit plan or a plan described in Section 4975(e)(1) of the Internal Revenue Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to
Section 4975 of the Internal Revenue Code, which we refer to as 'plans,' and persons who have certain specified relationships to the plan ('parties in interest' within the meaning of ERISA or 'disqualified persons' within the meaning of Section 4975 of the Internal Revenue Code). Governmental plans and certain church plans (each as defined under ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code.

    We, directly or through our affiliates, may be considered a party in interest or a disqualified person with respect to plans. The purchase and holding of the debentures, or the shares of common stock into which the debentures are convertible, and any conversion of the debentures, by a plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code) and with respect to which we or any of our affiliates are a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the debentures or the shares of common stock are acquired and held and the debentures are converted pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable, depending in part on the type of plan fiduciary making the decision to acquire the debentures and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption ('PTCE') 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

    By its purchase of the debentures or the shares of common stock into which the debentures are convertible, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the debentures or the shares of common stock through and including the date of disposition of such debentures or common stock either (i) that is not a plan, a governmental plan, church plan or an entity the assets of which are deemed to be 'plan assets' under ERISA regulations, or (ii) that the acquisition, holding and disposition of the debentures or shares of common stock on conversion of the debentures by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code (or, in the case of a governmental plan or church plan, any substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

    The discussion herein of ERISA is general in nature and is not intended to be all-inclusive. Any plans, governmental plans, church plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Internal Revenue Code or substantially similar federal state or local law should consult with their advisors and/or counsel regarding the consequences of an investment in the debentures or the shares of common stock. Purchasers of the debentures or the shares of common stock are solely responsible for ensuring that their purchase, holding and transfer or disposition of the debentures or the shares of common stock does not involve a prohibited transaction, improper delegation of fiduciary responsibility or any similar breach of rules or terms applicable to the purchaser.

                              PLAN OF DISTRIBUTION

    We are registering the debentures and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the debentures and the shares of common stock covered by this prospectus. We estimate these expenses to be approximately $453,400.

    We will not receive any of the proceeds from the offering of debentures or the shares of common stock by the selling securityholders. The debentures and the shares of our common stock issuable upon conversion of the debentures may be offered and sold from time to time by the selling securityholders. The term 'selling securityholders' includes transferees, pledgees, donees or other successors selling debentures and shares of our common stock issuable upon conversion of the debentures received after the date of this prospectus from a selling securityholder as a gift, pledge or partnership distribution. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. If the debentures and the shares of our common stock issuable upon conversion of the debentures are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The debentures and the common stock may be sold from time to time in one or more transactions at:

      fixed prices;

      prevailing market prices at the time of sale;

      varying prices determined at the time of sale; or

      negotiated prices.

    These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees, concessions or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the debentures or shares of common stock offered by them hereby will be the purchase price of the debentures or shares of common stock less discounts and commissions, if any.

    The sales described in the preceding paragraph may be effected in transactions:

      on any national securities exchange or quotation service on which the debentures and common stock may be listed or quoted at the time of sale, including the NYSE in the case of the common stock;

      in the over-the-counter market;

      in transactions otherwise than on those exchanges or services or in the over-the-counter market; or

      through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    The selling securityholders may pledge the debentures and the shares of our common stock issuable upon conversion of the debentures to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged debentures and the shares of our common stock issuable upon conversion of the debentures pursuant to this prospectus, as supplemented or amended.

    To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the shares of common stock by the selling securityholders. Selling securityholders may decide not to sell any of the debentures and the shares of common stock issuable upon conversion of the debentures offered by them pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the debentures and the shares of common stock issuable upon conversion of the debentures by other means not described in this prospectus, in which case the transferees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The outstanding shares of common stock are listed for trading on the NYSE under the symbol 'AXP.'

    The selling securityholders and any underwriters, broker-dealers or agents that participate with the selling securityholders in the distribution of the debentures or the shares of common stock may be deemed to be 'underwriters' within the meaning of the Securities Act. In this case, any discounts, concessions, commissions or agent's commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    Several of the selling securityholders are identified as registered broker-dealers in the selling securityholder table under the 'Selling Securityholders' section and, as a result, may be deemed to be underwriters in connection with the sale of the debentures or the underlying common stock.

    If the debentures and the underlying common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    Each of the selling securityholders that is a registered broker-dealer or an affiliate of a registered broker-dealer has represented to us, and by its use of this prospectus repeats such representation to you, that it purchased its debentures in the ordinary course of business and at the time of such purchase had no direct or indirect agreements or understandings with any person to distribute such debentures or common shares issuable upon conversion of such debentures.

    The debentures were issued and sold in November 2003 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be 'qualified institutional buyers,' as defined by Rule 144A under the Securities Act. We have agreed to indemnify each selling securityholder, including the initial purchasers, and each selling securityholder's directors, officers, employees, affiliates, agents and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law. Each selling securityholder including the initial purchasers has agreed to indemnify us, our directors, each of our officers who has signed this registration statement and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

    The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying shares of common stock to engage in market-making activities with respect to the debentures and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may adversely affect the market for the debentures and the underlying shares of common stock.

    We will use our reasonable efforts to keep the shelf registration statement effective until the earlier of:

      the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder; and

      the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision (assuming such securities were never acquired by us or any of our affiliates and resold subsequent to the date of original issuance of the debentures).

    We will be permitted to suspend the availability of the shelf registration statement and this prospectus during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments, in our discretion. In these cases, we may prohibit offers and sales of debentures and shares of common stock pursuant to the shelf registration statement.

    Prior to the private placement of the debentures, there was no trading market for the debentures. Although the initial purchasers when the debentures were initially issued advised us that they intended to make a market in the debentures, they are not obligated to do so and may discontinue market-making activities at any time without notice. In addition, their market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of the shelf registration statement. Although the debentures issued in the private placement are eligible for trading on the PORTAL Market, debentures sold using this prospectus will no longer be eligible for trading in the PORTAL Market. We have not listed, and do not intend to list, the debentures on any securities exchange or automated quotation system. We cannot assure you that any market for the debentures will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the debentures may be adversely affected.

                             VALIDITY OF SECURITIES

    The validity of the debentures offered hereby and the shares of common stock issuable upon conversion of the debentures has been passed upon for us by Louise
M. Parent, Esq., our Executive Vice President and General Counsel.

                                    EXPERTS

    The consolidated financial statements of American Express Company incorporated by reference in the American Express Company 2003 10-K Report, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable underwriting and broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the debentures and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee........................................  $253,400
Accountant's Fees and Expenses..............................    50,000
Attorneys' Fees and Expenses................................    50,000
Printing and engraving expenses.............................    50,000
Miscellaneous...............................................    50,000
                                                              --------
    Total...................................................  $453,400
                                                              --------
                                                              --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VI of the Registrant's By-laws, as amended, provides as follows:

    SECTION 6.1 -- The corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the corporation and who is or was made or threatened to be made a party to, and may, in its discretion, indemnify, any person who is or was or has agreed to become a director or officer and is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving or has served or has agreed to serve in any capacity at the request of the corporation, by reason of the fact that he is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, penalties, costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal thereof; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes (i) that his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The benefits of this Section 6.1 shall extend to the heirs, executors, administrators and legal representatives of any person entitled to indemnification under this Section.

    SECTION 6.2 -- The Board in its discretion may authorize the corporation to indemnify any person, other than a director or officer, for expenses incurred or other amounts paid in any civil or criminal action, suit or proceeding, to which such person was, or was threatened to be made a party by reason of the fact that he, his testator or intestate is or was an employee of the corporation.

    SECTION 6.3 -- The corporation may indemnify any person to whom the corporation is permitted by applicable law or these by-laws to provide indemnification or the advancement of expenses, whether pursuant to the rights granted pursuant to, or provided by, the New York Business Corporation Law or any other law or these by-laws or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these by-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by the
Section 6.3, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

    SECTION 6.4 -- The right to indemnification conferred by Section 6.1, and any indemnification extended under Section 6.3, (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the corporation and such person, (ii) is intended to be retroactive to events occurring prior to the adoption of this Article VI, to the fullest extent permitted by applicable law; and (iii) shall continue to exist after the rescission or restrictive modification thereof with respect to events occurring prior thereto.

    With certain limitations, a director or officer of a corporation organized under the New York Business Corporation Law is entitled to indemnification by the corporation against reasonable expenses, including attorneys fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts to be paid in settlement. Specific court approval is required in some cases. The foregoing is subject to the detailed provisions of the New York Business Corporation Law.

    In addition, the Registrant has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Registrant cannot directly indemnify such directors or officers.

    Reference is made to Section 6 of the Registration Rights Agreement filed as
Exhibit 4(d) to this registration statement, pursuant to which the selling securityholders have agreed to indemnify officers and directors of the Registrant against specified liabilities arising under the Securities Act, the Exchange Act, or other applicable law.

    For the undertaking with respect to indemnification, see Item 17 below.

ITEM 16. EXHIBITS.

    The 'Exhibit Index' on page II-6 is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in this prospectus, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment number three to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the eighth day of October, 2004.


                                              AMERICAN EXPRESS COMPANY

                                              By     /s/ GARY CRITTENDEN
                                                  ............................
                                                         GARY CRITTENDEN
                                                       (AS ATTORNEY-IN-FACT)


    Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment number one to the registration statement has been signed by the following persons in the capacities and on the date indicated.


                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
                    *                       Chairman, Chief Executive Officer      October 8, 2004
 .........................................    and Director
           KENNETH I. CHENAULT

                    *                       Executive Vice President and Chief     October 8, 2004
 .........................................    Financial Officer
             GARY CRITTENDEN

                   *                       Senior Vice President and               October 8, 2004
 .........................................    Comptroller (Chief Accounting
             JOAN LORDI AMBLE                 Officer)

                    *                       Director                               October 8, 2004
 .........................................
            DANIEL F. AKERSON

                                            Director                               October 8, 2004
 .........................................
           CHARLENE BARSHEFSKY

                    *                       Director                               October 8, 2004
 .........................................
             WILLIAM G. BOWEN

                                            Director                               October 8, 2004
 .........................................
             URSULA M. BURNS

                    *                       Director                               October 8, 2004
 .........................................
              PETER R. DOLAN

                    *                       Director                               October 8, 2004
 .........................................
          VERNON E. JORDAN, JR.

                    *                       Director                               October 8, 2004
 .........................................
               JAN LESCHLY

                    *                       Director                               October 8, 2004
 .........................................
              RICHARD MCGINN

                    *                       Director                               October 8, 2004
 .........................................
             EDWARD D. MILLER

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
                    *                       Director                               October 8, 2004
 .........................................
             FRANK P. POPOFF

                    *                       Director                               October 8, 2004
 .........................................
             ROBERT D. WALTER

      *By /s/ GARY CRITTENDEN                                                      October 8, 2004
 .........................................
            *GARY CRITTENDEN
          (AS ATTORNEY-IN-FACT)

                                    EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------
   3(a) --Registrant's Restated Certificate of Incorporation, dated
          May 29, 1997, as amended to date (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on
          Form S-3 (File No. 333-32525), filed with the Commission on
          July 31, 1997)

   3(b) --Registrant's Certificate of Amendment of the Certificate of
          Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q (Commission
          File No. 1-7657) for the quarter ended March 31, 2000

   3(c) --Registrant's By-laws, as amended (incorporated by reference to Exhibit 99.2B of the Registrant's Current Report on
          Form 8-K (Commission File No. 1-7657) dated November 26,
          2001.

   4(a)*--Indenture, dated as of November 21, 2003, between the Registrant and U.S. Bank National Association, as trustee, pursuant to which the Debentures are being issued

   4(b)*--Form of 1.85% Convertible Senior Debentures due 2033
          (included in Exhibit 4(a))

   4(c) --Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on
          Form 8-K/A Amendment No. 1 (Commission File No. 1-7657))

   4(d)*--Registration Rights Agreement, dated as of November 21, 2003 between the Registrant and J.P. Morgan Securities Inc.,
          Lehman Brothers, Inc. and Merrill Lynch, Pierce, Fenner &
          Smith, Incorporated, as representative of the initial purchasers named therein

   5*   --Opinion of Louise M. Parent, Esq

   8*   --Opinion of Cleary, Gottlieb, Steen & Hamilton as to certain
          U.S. federal income tax matters

  12    --Computation in support of ratios of earnings to fixed
          charges with respect to the years ended December 31, 1999
          through 2003 (incorporated by reference to Exhibit 12 to the
          Registrant's annual report on From 10-K for the fiscal year ended December 31, 2003)

  15*   --Consent of Ernst & Young, LLP incorporated by reference to
          Exhibit 15 of the Registrant's Quarterly Report on Form 10-Q
          (Commission File No. 1-7657) for the quarter ended
          March 31, 2004.

  23(a)*--Consent of Ernst & Young, LLP

  23(b)*--Consent of Counsel (included in Exhibit 5)

  23(c)*--Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 8)

  24*   --Power of Attorney

  25*   --Statement of Eligibility on Form T-1 under the Trust
          Indenture Act of 1939, as amended, of U.S. Bank National
          Association

---------
* Previously filed.